EXHIBIT 3
Plan Support Agreement

Execution Version
PLAN SUPPORT AGREEMENT

THIS AGREEMENT IS NOT AN OFFER REGARDING ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS AGREEMENT HAS NOT BEEN AUTHORIZED BY ANY REGULATORY AUTHORITY. IT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

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This PLAN SUPPORT AGREEMENT (together with, and incorporating herein by reference, all exhibits attached hereto, including the Plan Term Sheet and the Supplemental Term Sheet, the “Agreement”) is made and entered into as of May 13, 2013, by and among:

(a)	Residential Capital, LLC (“ResCap”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”);

(b)	Ally Financial Inc. (“AFI”) on its own behalf and on behalf of Ally;

(c)	The Official Committee of Unsecured Creditors as appointed by the Bankruptcy Court (the “Creditors’ Committee”); and

(a)	The Consenting Claimants (as defined below).
RECITALS
WHEREAS, on May 14, 2012 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) commencing cases that are being jointly administered under the caption In re Residential Capital, LLC, Case No. 12-12020 (collectively, the “Chapter 11 Cases”);
WHEREAS, prior to the Petition Date, AFI entered into a settlement and plan sponsor agreement with ResCap (the “Original AFI-ResCap Settlement”) [Ex. 8 of ECF No. 6];
WHEREAS, the Original AFI-ResCap Settlement terminated in accordance with its terms on February 28, 2013;
WHEREAS, on July 3, 2012, the U.S. Trustee appointed Arthur J. Gonzalez, Esq. as an examiner (the “Examiner”) [ECF No. 674] to conduct an investigation of, among other things, the Original AFI-ResCap Settlement, and the Examiner is expected to release his report (the “Examiner’s Report”) in early May 2013 [ECF No. 2868];
WHEREAS, the Creditors’ Committee undertook an investigation of, among other things, certain related-party transactions between the Debtors, AFI and other non-Debtor affiliates, and, as a result of that investigation, filed a motion seeking standing to pursue certain estate claims and causes of action against AFI and its affiliates on April 11, 2013 [ECF No. 3421];
WHEREAS, on November 21, 2012, the Bankruptcy Court approved the Debtors’ sale of their platform servicing assets [ECF No. 2246] and their whole loan assets [ECF No. 2247] for an aggregate purchase price of $4.5 billion, and such sales closed on or before February 15, 2013;
WHEREAS, on December 26, 2012, upon a motion by the Debtors, the Bankruptcy Court appointed the Honorable James M. Peck as mediator to assist the Parties in resolving certain issues relating to the formulation and confirmation of a chapter 11 plan, with mediation to conclude on May 31, 2013 [ECF Nos. 2519 and 3 101 ];

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WHEREAS, the Debtors, the Creditors’ Committee, the Consenting Claimants, and AFI have engaged in arm’s-length, good faith negotiations regarding the formulation of a consensual chapter 11 plan and a resolution of all claims and disputes between them and have agreed upon a plan term sheet, as set forth in Exhibit A attached hereto (the “Plan Term Sheet”), and a supplemental term sheet, as set forth in Exhibit B attached hereto (the “Supplemental Term Sheet” and, together with the Plan Term Sheet, the “Term Sheets”);
WHEREAS, the Plan Proponents intend to jointly propose, and each Supporting Party intends to support, a chapter 11 plan that encompasses and comports with each of the terms of this Agreement;
WHEREAS, subject to the caveats set forth herein regarding Bankruptcy Court approval, the Debtors and the Creditors’ Committee will use Agreed Efforts (as defined herein) to obtain Bankruptcy Court approval of their entry into this Agreement and the Plan in accordance with the Bankruptcy Code and the terms of this Agreement, and each Party will use its Agreed Efforts to cooperate in that regard; and
WHEREAS, in expressing such support and commitment, the Parties recognize that this Agreement is subject to and limited by the solicitation requirements of applicable bankruptcy law.
NOW, THEREFORE, in consideration of the foregoing and the premises, mutual covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.	Definitions. In addition to the terms defined in the above Recitals, as used in this Agreement, the following terms shall have the meanings specified below.
“AIG” means AIG Asset Management (U.S.), LLC, as investment advisor for certain affiliated entities that have filed proofs of claim in the Chapter 11 Cases.
“Ally” means AFI and its direct and indirect subsidiaries excluding the Debtors.
“Agreed Efforts” means (1) with respect to the obligations of all Parties, other than FGIC, the use of Best Efforts, but shall not include the expenditure of out of pocket costs other than for the fees and expenses of attorneys and existing financial advisors (including testimony as experts, if necessary); and (2) with respect to the obligations of FGIC, the use of commercially reasonable efforts, which shall include (a) the expenditure of out of pocket costs for the fees and expenses of attorneys and existing financial advisors (including testimony as experts, if necessary) and (b) the personal participation, including as requested by the Parties, of John Dubel, and any other senior executives of FGIC as appropriate.
“Allstate” means Allstate Insurance Company and its subsidiaries and affiliates.
“Approved Plan Documents” has the meaning set forth in Section 2 hereof.
“Automatic Stay” has the meaning set forth under section 362 of the Bankruptcy Code.

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“Best Efforts” means the obligation to act with honesty, expedience, and good faith in light of one’s own capabilities, taking into account the context of the transaction; provided, that “best efforts to resolve or defeat all objections to the Plan” shall in no event (i) require any Consenting Claimant to accept a treatment that discriminates unfairly or that is not fair and equitable under 11 U. S.C. § 1129(b), (ii) require Ally to pay more than the Ally Contribution, or (iii) require any Party to expend its own resources beyond professional fees required to prosecute the Plan. For the avoidance of doubt, the Term Sheets do not contemplate treatment that discriminates unfairly or that is not fair and equitable under 11 U. S.C. § 1129(b).
“BNY Mellon” means The Bank of New York Mellon Trust Company, N.A. and The Bank of New York Mellon each solely in its capacity as trustee, indenture trustee, securities administrator, co-administrator, paying agent, grantor trustee, master servicer, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts.
“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are required or authorized by law or governmental action to close.
“Causes of Action” means any and all Claims, actions, causes of action, choses in action, rights, demands, suits, claims, liabilities, encumbrances, lawsuits, adverse consequences, debts, damages, dues, sums of money, accounts, reckonings, deficiencies, bonds, bills, disbursements, expenses, losses, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross- claims (including those of the Debtors, and/or the bankruptcy estate of any Debtor created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases), whether known or unknown, foreseen or unforeseen, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether held in a personal or representative capacity, that are or may be pending as of the date hereof or instituted hereafter against any entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date hereof.
“Claims” has the meaning set forth in section 101(5) of the Bankruptcy Code.
“Confirmation Order” means the order of the Bankruptcy Court approving the Plan and that is an Approved Plan Document.
“Consenting Claimants” means, collectively, AIG, Allstate, FGIC, the Kessler Class Claimants, Mass Mutual, MBIA, Prudential, the RMBS Trustees, the Steering Committee Consenting Claimants, the Talcott Franklin Consenting Claimants, the Supporting Senior Unsecured Noteholders, Wilmington Trust, Paulson, and any other parties that agree to be bound by the terms of the Plan Support Agreement. Each of the foregoing parties is a Consenting Claimant.
“DB” means Deutsche Bank Trust Company Americas and Deutsche Bank National Trust Company each solely in its capacity as trustee, indenture trustee, securities administrator, co-

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administrator, paying agent, grantor trustee, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts.
“Definitive Documents” means the Plan, the Disclosure Statement, the Confirmation Order, and any documents related thereto or contemplated therein.
“Disclosure Statement” means a disclosure statement that (1) is filed in connection with, and in support of, the Plan, (2) is materially consistent in all respects with this Agreement, and (3) is an Approved Plan Document, as the same may be amended, supplemented, or otherwise modified as provided herein.
“FGIC” means Financial Guaranty Insurance Company.
“FHFA” means Federal Housing Finance Agency.
“HSBC” means HSBC Bank USA, N.A. solely in its capacity as trustee in respect of certain of the RMBS Trusts.
“Institutional Investors” means the Steering Committee Consenting Claimants and the Talcott Franklin Consenting Claimants.
“Investors” means the current or former holders of RMBS, in such capacity.
“Kessler Class Claimants” means the putative class of persons represented in the consolidated class action entitled In re: Community Bank of Northern Virginia Second Mortgage Lending Practice Litigation, filed in the United States District Court for the Western District of ennsylvania, MDL No. 1674, Case Nos. 03-0425, 02-01201, 05-0688, 051386, asserting claims against the Debtors including but not limited to violations of RESPA, TILA, HOEPA, and RICO
“LDTC” means Law Debenture Trust Company of New York solely in its capacity as separate trustee in respect of certain of the RMBS Trusts.
“MassMutual” means Massachusetts Mutual Life Insurance Company and its subsidiaries and affiliates.
“MBIA” means MBIA Insurance Corporation and its subsidiaries and affiliates.
“Milestones” means the deadlines and conditions set forth in the Plan Term Sheet.
“Monolines” means the insurers who provided insurance policies in connection with certain of the RMBS Trusts.
“Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Claims against the Debtors (including debt securities or other debt) or enter with customers into long and short positions in Claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims against the Released Parties and (ii) is in fact regularly

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in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).
“Parties” means the Debtors, the Creditors’ Committee, and the Supporting Parties. Each of the foregoing Parties is a Party.
“Paulson” means funds and accounts managed by Paulson & Co. Inc., holders of Senior Unsecured Notes. Paulson shall be deemed a Consenting Claimant and a Supporting Senior Unsecured Noteholder.
“Plan” means a chapter 11 plan to be jointly proposed by the Creditors’ Committee and the Debtors in each of the Chapter 11 Cases, that contains the same terms set forth in, and is otherwise materially consistent with, this Agreement and that is an Approved Plan Document, as the same may be amended, supplemented, or otherwise modified as provided herein.
“Plan Proponents” means the Debtors and the Creditors’ Committee.
“Prudential” means Prudential Insurance Company of America and its subsidiaries and affiliates.
“Representatives” means a person’s or entity’s former and current officers, former and current directors, former and current principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, and other professionals, each solely in its capacity as such; provided, that “Representatives” shall not include, in the case of Ally or the Debtors, an underwriter that is unaffiliated with Ally or the Debtors against which an Investor has a pending or tolled action.
“RMBS” means residential mortgage-backed securities, notes and certificates related to the RMBS Trusts.
“RMBS Monoline Trusts” means RMBS Trusts or tranches of RMBS Trusts for which a Monoline provided insurance policies.
“RMBS Settlement” means the Debtors’ agreements with certain Institutional Investors relating to claims of the RMBS Trusts as modified in the Supplemental Term Sheet (as defined in the Plan Term Sheet).
“RMBS Trustees” means BNY Mellon, DB, USB, HSBC, LDTC, and WFB.
“RMBS Trusts” means all residential mortgage-backed securitization trusts, net interest margin trusts and similar trusts for which the Debtors act as sponsor, depositor, servicer, master servicer or in similar capacities.
“Senior Unsecured Notes” means the outstanding senior unsecured notes issued by ResCap under the Indenture dated as of June 24, 2005, and certain supplements thereto.

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“Solicitation” means the Debtors’ solicitation of votes in favor of the Plan following approval by the Bankruptcy Court of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.
“Steering Committee Consenting Claimants” means certain investors in RMBS backed by mortgage loans held by securitization trusts associated with securitizations sponsored by the Debtors between 2004 and 2007 and represented by Kathy Patrick of Gibbs & Bruns LLP and Keith H. Wofford of Ropes & Gray LLP.
“Supporting Parties” means each of Ally and the Consenting Claimants.
“Supporting Senior Unsecured Noteholders” means the holders of the Senior Unsecured Notes that have executed (or joined) this Agreement.
“Syncora” means Syncora Guarantee Inc. and its subsidiaries and affiliates.
“Talcott Franklin Consenting Claimants” means certain investors in RMBS backed by mortgage loans held by securitization trusts associated with securitizations sponsored by the Debtors between 2004 and 2007 led by Talcott Franklin of Talcott Franklin, P.C.
“Termination Event” means any of the events set forth in Section 6.1 hereof, whatever the reason for such Termination Event and whether it is voluntary or involuntary.
“Termination Notice” means written notice provided upon the occurrence of a Termination Event, by any Party seeking to terminate to the other Parties specifying the clause hereto pursuant to which such termination is made.
“USB” means U.S. Bank National Association solely in its capacity as trustee, indenture trustee, securities administrator, co-administrator, paying agent, grantor trustee, master servicer, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts.
“WFB” means Wells Fargo Bank, N.A. solely in its capacity as trustee, indenture trustee, securities administrator, co-administrator, paying agent, grantor trustee, master servicer, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts.
“Wilmington Trust” means Wilmington Trust, National Association, not individually, but solely in its capacity as Indenture Trustee for the Senior Unsecured Notes.

Section 2.	Plan.

(a)
Each Party agrees, solely with respect to itself, that it will negotiate the Definitive Documents in good faith, and such Definitive Documents will be materially consistent in all respects with the Term Sheets, and otherwise in form and substance reasonably acceptable to the Parties, and that, upon execution, the terms and conditions set forth in the Term Sheets are not subject to further negotiation or change. Notwithstanding anything to the contrary herein, in no event shall the Plan or the Definitive Documents increase or decrease directly or indirectly the settlement

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consideration or otherwise require any amount to be payable, directly or indirectly, by Ally beyond the settlement consideration. If the Plan and the Definitive Documents satisfy the criteria in this Section 2(a), they will be considered the “Approved Plan Documents.”

(b)
Each Party agrees, solely with respect to itself, to support the releases and exculpatory provisions set forth in the Term Sheets and that such releases and exculpatory provisions will not be severable or modified in the Plan or the Confirmation Order.

(c)	No changes may be made to this Agreement, and no material variations from the this Agreement may be made to the Plan or the other approved Plan Documents without the approval of each Party.

Section 3.	The Debtors’ Obligations Under this Agreement.
3.1    Confirmation of the Plan; Debtors’ Obligations.
As long as this Agreement has not been terminated, and notwithstanding the issuance of the Examiner’s Report or any findings contained therein, the Debtors agree to:

(a)
file this Agreement with the Bankruptcy Court, along with a motion for entry of an order (the “PSA Order”) to approve this Agreement and the Debtors’ and RMBS Trustees’ entry into this Agreement, which order shall include the findings set forth in Section 5.2, within one Business Day of executing the Supplemental Term Sheet, and in no event later than in accordance with the Milestones;

(b)
take any and all Agreed Efforts to effectuate the terms of this Agreement, including prosecuting the terms of this Agreement in accordance with the Milestones, and on terms consistent with this Agreement; and

(c)
not enter into any agreements with holders of any Claims, other than the Consenting Claimants, relating to the allowance, estimation, validity, extent or priority of any Claim in an amount over $200,000 individually and $25,000,000 in the aggregate prior to the entry of the Confirmation Order without the prior consent of the Creditors’ Committee.

3.2    Confirmation of the Plan; Plan Proponents’ Obligations.
As long as this Agreement has not been terminated, and notwithstanding the issuance of the Examiner’s Report or any findings contained therein, the Plan Proponents agree to:

(a)
in accordance with the terms of this Agreement, including the Milestones, (i) file the Plan and the Disclosure Statement with the Bankruptcy Court, (ii) use Agreed Efforts to obtain Bankruptcy Court approval of the Disclosure Statement, (iii) as soon as practicable following approval of the Disclosure Statement by the Bankruptcy Court, use Agreed Efforts to cause the solicitation of votes to approve the Plan and seek entry of the Confirmation Order; (iv) without in any way limiting

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the rights of the Creditors’ Committee or any Supporting Party pursuant to this Agreement, including, without limitation, pursuant to Section 2(b) hereof, give the Supporting Parties the reasonable opportunity to review prior to filing any amendment, modification, or supplement to the Plan or Disclosure Statement or any other proposed filing in the Chapter 11 Cases related to the prosecution of the Plan or Disclosure Statement (including, without limitation, any other motion regarding solicitation and voting procedures) and consider in good faith any such comments, and (v) use Agreed Efforts to obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Plan and the Term Sheets;

(b)	until the termination of this Agreement, not withdraw the Plan or amend or modify the Plan in any material manner without the reasonable consent of the Consenting Claimants and Ally; and

(c)
neither take, nor encourage any other person or entity to take, any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or the Plan or delay, impede, appeal against, or take any other negative action, directly or indirectly, to interfere with the acceptance of the Plan.

Notwithstanding anything to the contrary herein, all documents related to Solicitation, including noticing of any hearing on confirmation of the Plan, will be in form and substance satisfactory to Ally, the Debtors, and the Creditors’ Committee, and the RMBS Trustees. All documents related to Solicitation, including noticing of any hearing on confirmation of the Plan, will be in form and substance reasonably satisfactory to all other Consenting Claimants.

Section 4.	Creditors’ Committee’s and Supporting Parties’ Obligations Under this Agreement.
4.1    Support of the Plan.
As long as this Agreement has not been terminated and notwithstanding the issuance of the Examiner’s Report or anything contained therein, the Creditors’ Committee and each Supporting Party agrees, solely with respect to itself:

(d)
to use Agreed Efforts to (i) facilitate the filing of this Agreement with the Bankruptcy Court, along with a motion to approve this Agreement, within one Business Day of executing the Supplemental Term Sheet and (ii) support approval from the Bankruptcy Court for the Debtors to enter into this Agreement on shortened notice, and in no event later than in accordance with the Milestones;

(e)
to support approval of this Agreement and the Disclosure Statement and support confirmation of the Plan as soon as reasonably practicable in accordance with the Milestones, and on terms consistent with this Agreement and the Term Sheets;

(f)	not to (i) object to confirmation of the Plan or the Disclosure Statement, (ii) object to, or otherwise commence any proceeding to oppose, alter, delay or impede the Plan

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or the other Approved Plan Documents, (iii) object to, or otherwise oppose, the extension of the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code, so long as all of the milestones under the Term Sheets have been met; (iv) vote (to the extent entitled to vote) for, consent to, support or participate in the formulation of any chapter 11 plan other than the Plan, (v) directly or indirectly seek, solicit, negotiate or support any chapter 11 plan other than the Plan, or any sale or disposition of the remaining assets of the Debtors, or any dissolution, winding up, liquidation, merger, transaction, reorganization or restructuring of the Debtors, if such action reasonably could be expected to prevent, delay or impede the successful implementation of the Plan and the other Approved Plan Documents, (vi) object to the Solicitation or support any such objection by a third party, or (vii) take any other action not required by law that is inconsistent with, or that would materially delay, the confirmation or consummation of the Plan;

(g)
to stay all litigation (including contested motions) and discovery or the pursuit of any actual or potential Causes of Action pending against, or subject to tolling agreements with, the Debtors or Ally, or the pursuit to obtain standing to pursue such litigation or any such Causes of Action and conversely, Ally agree that all statutes of limitation for any Causes of Action against the Debtors or Ally (whether currently pending or tolled) that have not run prior to the date of entry into this Agreement with respect to any claims against it relating to the Debtors shall be tolled for a period ending not earlier than 60-days following the termination of this Agreement, provided, however, that (i) the Kessler Class Claimants may continue to prosecute their class claims and the Motion to Apply Bankruptcy Rule 7023 and to Certify Class Claims [Docket No. 2044] as they deem necessary consistent with this Agreement and (ii) any Investor may continue to prosecute Causes of Action against any party other than Ally, the Debtors, or their respective Representatives;

(h)
that, so long as its vote has been solicited in a manner sufficient to comply with the requirements of sections 1125 and 1126 of the Bankruptcy Code, including its receipt of the Disclosure Statement following approval of such by the Bankruptcy Court under section 1125 of the Bankruptcy Code, it agrees to (i) vote (to the extent entitled to vote) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the Solicitation; and (ii) not change or withdraw (or cause to be changed or withdrawn) such vote;

(i)	to take any and all commercially reasonable necessary actions to effectuate the terms of this Agreement; and

(j)
to support a partial paydown of no less than $800 million of the Junior Secured Notes Secured Claim; provided that Ally is paid prior to any such paydown of the Junior Secured Notes Secured Claim in cash in full in satisfaction of all outstanding amounts owed under the Amended and Restated Credit Agreement, dated as of December 30, 2009, among the GMACM, Residential Funding Company, LLC, ResCap, GMAC Residential Holding Company, LLC, GMACRFC Holding Company, LLC,

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Homecomings Financial, LLC, AFI and Wells Fargo Bank, N.A. (as amended or supplemented); provided further that the terms of any Bankruptcy Court order approving such paydown enforces the terms and conditions of the intercreditor agreement between the Junior Secured Notes and Ally in all respects, provided, further, however, that in the event the Plan does not become effective, any paydown of Ally’s secured indebtedness will have no impact on, and be without prejudice to, the rights of any Party to seek to recharacterize or equitably subordinate Ally’s secured claims as if the paydown had not been made, and for the Court to fashion any remedy in connection therewith.
4.2    Release of Ally
The Debtors, the Creditors’ Committee, and each of the Consenting Claimants hereby agree to support the inclusion in the Plan of the Third Party Release set forth in the Plan Term Sheet.
4.3    Transfer of Claims.
(a)    Each Supporting Party, other than the Institutional Investors, hereby agrees, severally and not jointly, for so long as this Agreement shall remain in effect as to it, not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of its Claims, or convey, grant, issue or sell any option or right to acquire any of its Claims or voting rights related thereto or any other interest in any Claim (a “Transfer”), except to (i) a party that is a Supporting Party or (ii) a party who agrees for the benefit of the Parties to be bound by all the terms of this Agreement and to assume the rights and obligations of the transferring Supporting Party by executing a joinder in the form attached hereto as Exhibit C (a “Joinder”) and providing the same to the Debtors on the date of the Transfer (a “Joining Supporting Party”) and who delivers such Joinder to the Debtors and the Creditors’ Committee within five (5) Business Days of the Transfer; provided, that an Investor’s transfer of RMBS shall not be deemed a Transfer as long as the Causes of Action held by such Investor are retained by the transferor. With respect to any Transfer effectuated in accordance with this Section 4.3(a), such Joining Supporting Party shall be deemed to be a Supporting Party for purposes of this Agreement and shall have the same rights and obligations under this Agreement with respect to the transferred Claims as the transferring Supporting Party. The Parties acknowledge that this restriction does not apply to any Senior Unsecured Noteholder that is not a Supporting Senior Unsecured Noteholder or a Joining Supporting Party.
(b)    For so long as this Agreement shall remain in effect as to the Institutional Investors, the Institutional Investors, collectively, shall maintain holdings aggregating 25% of the voting rights in one or more classes of Securities of not less than 235 of the Covered Trusts (as defined in the plan support agreement between them and AFI dated May 13, 2012 (“Requisite Holdings”); provided, however, that any reduction in Requisite Holdings caused by: (a) sales by Maiden Lane I and Maiden Lane III; or (b) exclusion of one or more trusts due to the exercise of Voting Rights by a third party guarantor or financial guaranty provider, shall not be considered in determining whether the Requisite Holdings threshold has been met. For the avoidance of doubt, other than as set forth above, this Agreement shall not restrict the right of any Institutional Investor to sell or exchange any securities issued by a Trust free and clear of any encumbrance. The Institutional Investors will not sell any of the securities issued by a Trust for the purpose of avoiding their

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obligations under this Agreement, and each Institutional Investor commits to maintain at least one position in one of the Securities in one of the Trusts until the earliest of the dates set forth above.
(c)    Any purported Transfer or transaction involving any Claim that is subject to section 4.3(a) does not comply with the procedures set forth in Section 4.3(a) shall be deemed void ab initio.
(d)    Notwithstanding anything herein to the contrary, (1) a Supporting Party may Transfer any right, title or interest in Claims to an entity that is acting in its capacity as a Qualified Marketmaker (a “Transfer to a QMM”) without the requirement that the Qualified Marketmaker be or become a Supporting Party, provided that such Transfer to a QMM shall only be valid if the Qualified Marketmaker subsequently Transfers such right, title or interest in the Claims to a transferee who is a Supporting Party (or becomes a Supporting Party at the time of the Transfer pursuant to a Joinder in the form attached hereto as Exhibit C) either (i) prior to the voting record date for the Plan (the “Voting Record Date”) if the Transfer to a QMM is made prior to the Voting Record Date or (ii) after the Voting Record Date if the Transfer to a QMM is made after the Voting Record Date, and (2) if a Supporting Party, acting in its capacity as a Qualified Marketmaker, acquires a right, title or interest in Claims from a holder of Claims who is not a Supporting Party, it may Transfer such Claims without the requirement that the transferee be or become a Supporting Party.
4.4    Further Acquisition of Claims.
This Agreement shall in no way be construed to preclude any Supporting Party or any of its affiliates (as defined in section 101(2) of the Bankruptcy Code) from acquiring additional Claims following its execution of the Agreement; provided, that any such additional Claims acquired by any such Supporting Party shall automatically be deemed to be subject to the terms of this Agreement. Each Supporting Party further agrees that it will not knowingly create any subsidiary or affiliate for the sole purpose of acquiring any Claims against or interests in any of the Debtors without causing such affiliate to become a Party hereto prior to such acquisition.
4.5    Representations and Warranties of Each Supporting Party.
Each Supporting Party represents that, as of the date hereof (a) it is either (i) the legal and/or beneficial owner of its Claims, if any, (ii) counsel for the putative class with respect to such Claims, if any, or (iii) the investment manager for the legal and beneficial owners of Claims, if any, subject to this Agreement as set forth on its signature page hereto or on an annex thereto, and (b) subject to sections 5.4 and 7.5, it has full power to vote, dispose of, and compromise such Claims.

Section 5.	Specific Parties’ Rights and Obligations.
5.1    FGIC Approval.
FGIC must obtain approval of this Agreement from FGIC’s Rehabilitator on or before entry into this Agreement. FGIC will used Agreed Efforts to obtain the Rehabilitation Court’s approval of this Agreement and that certain Settlement Agreement to be entered into among the Debtors,

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FGIC, The Bank of New York Mellon, The Bank of New York Mellon Trust Company, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., each in its capacity as RMBS Trustee, and the Institutional Investors (as defined therein), dated not later than May 23, 2013, in each case by no later than August 19, 2013.
5.2    RMBS Trustees.
(e)    The RMBS Trustees will execute this Agreement and vote in favor of the Plan on behalf of each RMBS Trust.
(f)    The Monolines and the Investors, including without limitation the Institutional Investors, will withdraw all letters to the RMBS Trustees that purport to direct them to take, or not to take, any actions that would be inconsistent with this Agreement, the Term Sheets, the RMBS Settlement or the Plan.
(g)    Notwithstanding anything to the contrary in this Agreement, the Term Sheets or the Plan, if, prior to entry of the PSA Order, any RMBS Trustee that receives an investor direction and indemnity consistent with the applicable transaction documents from the requisite percentage of Investors in such RMBS Trust that directs such RMBS to withdraw its execution of this PSA and the agreement to vote in favor of the Plan, then, such RMBS Trustee shall have a right, for such RMBS Trust, to withdraw the execution of this Agreement and the agreement to vote in favor of the Plan as set forth in section 5.2(a).
(h)    The hearing for approval by the Bankruptcy Court of the Debtors’ motion for entry of the PSA Order shall be scheduled on a date no earlier than thirty-seven (37) days after the filing of that motion. The PSA Order and the Confirmation Order shall include affirmative findings reasonably acceptable to the RMBS Trustees that this Agreement, the RMBS Settlement, and the Plan are in the best interests of Investors, that the RMBS Trustees acted in good faith and in the best interests of the Investors in agreeing to this Agreement, the RMBS Settlement and the Plan and such additional protective findings as the RMBS Trustees may reasonably require relating to the actions and interests of the RMBS Trusts and the RMBS Trustees in connection with this Agreement, the RMBS Settlement and the Plan, provided, however, that the findings in such orders shall be binding solely in connection with the RMBS Trustees and the RMBS Trusts and the actions of the RMBS Trusts and the RMBS Trustees with respect to this Agreement, the RMBS Settlement and the Plan.
5.3    Kessler Class Claims.
The obligations of counsel for the putative Kessler Class under this Agreement are subject to satisfactory resolution of ongoing settlement negotiations with the Debtors on or before the date specified in the Supplemental Term Sheet, and ultimate approval of the settlement by a court of competent jurisdiction on or before the date specified in the Supplemental Term Sheet, including with respect to the amount of the allowed claim of the Kessler Class and other terms and conditions of a settlement.
5.4    Senior Unsecured Notes

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Not later than May 31, 2013, Wilmington Trust will recommend to holders of Senior Unsecured Notes that they direct Wilmington Trust to enter into the Plan Support Agreement in accordance with the terms of the Indenture, provided that if such direction is not delivered by that date Wilmington Trust will no longer be deemed a Party to this Agreement and Wilmington Trust will have no further obligations under this Agreement.
5.5    Consenting Investors
The Investors executing this Plan Support Agreement have expressly relied upon the written disclosures entitled “Ally – Filed & Tolled PLS Actions” made by Ally on May 13, 2013, and acceptance of this Plan Support Agreement and such Investors’ obligations hereunder are conditioned upon the accuracy of that disclosure as of the date thereof.

Section 6.	Termination.
6.1    Termination Events.
The following shall be Termination Events:

(b)	the Bankruptcy Court has entered an order in any of the Chapter 11 Cases appointing a trustee under chapter 11 of the Bankruptcy Code;

(c)	any of the Chapter 11 Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(d)	any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(e)	the releases set forth in the Plan Term Sheet are modified, amended, changed, severed or otherwise altered in the Plan or any other Definitive Document in any manner;

(f)	the Plan Support Agreement ceases to be binding on Ally or the Creditors’ Committee;

(g)	the Plan Support Agreement ceases to be binding on any Consenting Claimant;

(h)	the Examiner’s Report is disclosed to any party on or before the Bankruptcy Court enters the PSA Order;

(i)	the Debtors file with the Bankruptcy Court a proposed disclosure statement, chapter 11 plan, confirmation order or other related document that is not an Approved Plan Document; and

(j)	the Milestones are not satisfied.
The foregoing Termination Events are intended solely for the benefit of the Parties; provided, that, notwithstanding anything herein to the contrary, (a) a Party may not seek to terminate this

Execution Version

Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions in the event that such actions or inactions violate the terms of this Agreement, (b) only the Parties with termination rights with respect to the Milestones as identified in, and in accordance with, the Plan Term Sheet may terminate their obligations under this Agreement for failure to comply with section 6. 1 (i) with respect to the applicable Milestone, and (c) Paulson may not seek to terminate this Agreement under section 6.1(f) if Wilmington Trust ceases to be a party to this Agreement.
6.2    Termination Event Procedures.
Except as provided in Section 6.1, upon the occurrence of a Termination Event, any Party that is materially and adversely affected by such Termination Event may terminate its obligations under this Agreement by providing a Termination Notice to all other Parties to this Agreement utilizing the notice addresses in section 10.13 hereof, and, unless the Party or Parties providing the Termination Notice waives the Termination Event in writing no later than five (5) Business Days after the date of such Termination Notice, such Party’s obligations and benefits under this Agreement shall be terminated; provided, however, that a Party shall not be required to demonstrate that it is “materially and adversely affected” by a failure to satisfy the Milestones in Section 6. 1 (i) to exercise its termination rights under section 6.1 of this Agreement.
Notwithstanding the foregoing, if a Termination Event as specified in clauses (a), (b), or (c), of Section 6.1 hereof occurs, this Agreement shall automatically terminate without further action by any Party. In the event the Agreement is terminated as to any Party, such Party shall not have any continuing liability or obligation under this Agreement and each Party shall have all the rights and remedies available to it under applicable law; provided, that no such termination shall modify any provision which by its express terms survives the termination of this Agreement. Any termination of the Agreement shall not restrict the Parties’ rights and remedies for any breach of the Agreement by any Party, including the reservation of rights set forth in Section 8 hereof.
The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the Automatic Stay in connection with giving any Termination Notice (and agree not to object to any Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). In the event any Party has terminated its obligations under this Agreement, the Debtors shall file with the Bankruptcy Court a notice concerning such termination within three (3) days of such termination.
6.3    Mutual Consent to Termination.
In addition to the Termination Events set forth in Section 6.1 hereof, this Agreement shall be terminable immediately upon the mutual written agreement of all of the Parties to terminate this Agreement.
6.4    Termination As a Result of the Plan Effective Date.
On the Effective Date, this Agreement shall terminate.

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Section 7.	Mutual Representations, Warranties, and Covenants.
Each Party, solely on behalf of itself and its respective subsidiaries and affiliates, makes the following representations, warranties, and covenants to each of the other Parties, each of which are continuing representations, warranties, and covenants:
7.1    Good Faith.
Such Party agrees to negotiate in good faith all of the documents and transactions described in the Term Sheets and in this Agreement, including the Definitive Documents.
7.2    Enforceability.
Subject to the Bankruptcy Court’s approval of the Debtors’ entry into this Agreement and any relevant provisions of the Bankruptcy Code, this Agreement is a legal, valid, and binding obligation, enforceable against the Debtors in accordance with its terms. This Agreement is a legal, valid, and binding obligation, enforceable against the Supporting Parties, other than the Debtors, and, unless and until the condition in section 5.4 is satisfied, with respect to Wilmington Trust, in accordance with its terms upon such Supporting Parties’ execution of this Agreement. This Agreement supersedes in all respects the Original AFI-ResCap Settlement.
7.3    No Consent or Approval.
Except as expressly provided in this Agreement or as required by the Bankruptcy Code, no consent or approval is required by any other entity in order for such Party to carry out the provisions of this Agreement. Save that the Debtors make no representations, warranties or covenants regarding insurer consent or approval for (i) the assignment of insurance rights and/or (ii) any settlement of the claims of the Kessler Class Claimants.
7.4    Power and Authority.
Such Party, if an Entity, is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and such Party has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.
7.5    Recognition of Applicable Fiduciary Duty.
Such Party has reviewed this Agreement and has decided to enter into this Agreement in the exercise of any applicable fiduciary duties. Such Party acknowledges that the Examiner has been appointed and that the Examiner’s Report is forthcoming, and such Party has included this fact in its applicable fiduciary duties analysis. For the avoidance of doubt, no Party shall have the ability to terminate this Agreement based in any way upon the Examiner’s Report or any information, findings, or conclusions contained therein. Notwithstanding anything to the contrary herein, the Parties acknowledge that Wilmington Trust’s execution of this Agreement is not binding on or a limitation of the rights of any Senior Unsecured Noteholder.

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7.6    Governmental Consents.
Except as expressly provided herein, the execution, delivery, and performance by such Party of this Agreement does not and shall not require any registration or filing with or consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except such filings as may be necessary and/or required under the federal securities laws or as necessary for the approval of the Disclosure Statement and confirmation of the Plan by the Bankruptcy Court.
7.7    No Conflicts.
The execution, delivery, and performance of this Agreement does not and shall not: subject to obtaining the consents provided herein, violate any provision of law, rule, or regulations applicable to such Party or, in the case of the Debtors, any of its subsidiaries; violate such Party’s certificate of incorporation, bylaws (or other formation documents in the case of a limited liability company) or, in the case of the Debtors, those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Party or, in the case of the Debtors, any of their subsidiaries, is a party.

Section 8.	No Waiver of Participation and Preservation of Rights.
This Agreement includes a proposed settlement among the Parties with respect to each Party’s Claims and other disputes. Except as expressly provided herein, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of the Parties to protect and preserve their rights, remedies, and interests, including their Claims against any of the Debtors, any liens or security interests they may have in any assets of any of the Debtors, or their full participation in the Chapter 11 Cases including appearing as a party-in- interest in any matter to be adjudicated in the Chapter 11 Cases.
Without limiting the foregoing sentence in any way, if a Termination Event occurs or if this Agreement is otherwise terminated for any reason or if the transactions contemplated by the Plan are not consummated as provided herein or therein, the Parties each fully reserve any and all of their respective rights, remedies and interests under applicable law and at equity.

Section 9.	Acknowledgement.
THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF A CHAPTER 11 PLAN FOR THE PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. THE DEBTORS WILL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM ANY PARTY UNTIL SUCH SOLICITATION HAS BEEN APPROVED BY THE BANKRUPTCY COURT. EACH PARTY FURTHER ACKNOWLEDGES THAT NO SECURITIES OF ANY DEBTOR ARE BEING OFFERED OR SOLD HEREBY AND THAT THIS AGREEMENT DOES

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NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF ANY DEBTOR.

Section 10.	Miscellaneous Terms.
10.1    Effectiveness of Agreement; Binding Obligation; Assignment.

(a)
Effectiveness of Agreement. This Agreement shall be effective immediately between the Parties upon execution of this Agreement by each Party; provided that (a) this Agreement is executed on or before May 13, 2013, (b) the Examiner Report shall be sealed through and including the earlier of (i) the date the Bankruptcy Court approves the Plan Support Agreement, and (ii) July 3, 2013; provided that if the Plan Support Agreement is terminated, the Examiner Report may be unsealed the next business day after the effective date of such termination, and (c) the examiner report is issued to no party prior to the Parties executing the Supplemental Term Sheet; provided, however, that this Agreement shall be effective with respect to the Debtors only upon Bankruptcy Court approval of this Agreement.

(b)
Binding Obligation. Subject to Section 10.1(a) hereof and as otherwise provided herein, this Agreement is a legally valid and binding obligation of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and Representatives, other than a trustee or similar representative appointed in the Chapter 11 Cases, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and Representatives. Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and Representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement.

(c)	Assignment. Except as provided herein, rights or obligations of any Party under this Agreement may not be assigned or transferred to any other entity.
10.2    Conflicts Among the Plan, the other Approved Plan Documents, and this Agreement.
In the event of any conflict among the terms and provisions in (x) the Plan or the other Approved Plan Documents and (y) this Agreement, the terms and provisions of the Plan shall control.
10.3    Further Assurances.
The Parties agree to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions

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as may be reasonably necessary from time to time to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby.
10.4    Headings.
The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
10.5    Governing Law.
THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.
FURTHER, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OF ALL MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
10.6    Complete Agreement, Interpretation, and Modification.

(a)
Complete Agreement. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

(b)
Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)
Modification of Agreements. This Agreement may only be modified, altered, amended, or supplemented by an agreement in writing signed by the Debtors, the Creditors’ Committee and each of the Supporting Parties.

10.7    Execution.
This Agreement may be executed and delivered (by facsimile or otherwise) in any number of identical counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
10.8    Specific Performance.

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Each Party acknowledges that the other Parties would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Agreement to the contrary, each Party’s sole remedy for breach of this Agreement shall be to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of this Agreement.
10.9    Settlement Discussions.
This Agreement is part of a proposed settlement among the Parties. Nothing herein shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
10.10    Consideration.
The Debtors, the Creditors’ Committee and the Supporting Parties hereby acknowledge that no consideration, other than that specifically described in this Agreement, shall be due or paid to the Supporting Parties for their agreement to support confirmation of the Plan in accordance with the terms and conditions of this Agreement.
10.11    No Joint and Several Liability.
Notwithstanding anything to the contrary herein, the duties and obligations of the Supporting Parties under this Agreement shall be several, not joint.
10.12    Confidentiality.
(a)    Information regarding the Claims held by any Consenting Claimant in connection to this Agreement shall be provided only to Ally, the Debtors and the Creditors’ Committee’s counsel and financial advisors (“Committee Professionals”). In no event shall this Agreement impose on the Consenting Claimant an obligation to disclose the price for which it purchased or disposed of any Claim.
(b)    Unless Ally, the Debtors or the Committee Professionals obtain the prior written consent of a Consenting Claimant: (i) Ally, the Debtors and Committee Professionals will use the information regarding the Claims of the Consenting Claimant (the “Confidential Claims Information”) solely in connection with this Agreement; and (ii) except as required by law, rule or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, Ally, the Debtors and Committee Professionals will keep the Confidential Claims Information strictly confidential and will not disclose the Confidential Claims Information to any other person; provided, further, that Ally, the Debtors or the Committee Professionals may disclose Claims subject to this Agreement on an aggregate basis.

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(c)    Each Party agrees that this Agreement is subject to the terms and conditions of the mediation orders entered in the Chapter 11 Cases and that such orders, including regarding confidentiality, remain in full force and effect.
(d)    The Debtors, Ally, the Creditors’ Committee, and the Consenting Claimants shall keep all of the terms and conditions of the Plan Support Agreement and the Term Sheets strictly confidential until the Supplemental Plan Term Sheet has been agreed to and executed by all necessary Parties as set forth herein. For the avoidance of doubt, the existence of this Agreement, but not its economic terms, may be disclosed prior to execution of the Supplemental Plan Term Sheet.
10.13    Notices.
All notices hereunder shall be deemed given if in writing and delivered, if sent by email, courier, or by registered or certified mail (return receipt requested) to the following addresses (or at such other addresses or email addresses as shall be specified by like notice):

(a)
if to the Debtors, (i) if by mail or courier to: LLC, Lewis Kruger, CRO, c/o Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104; with copies to: Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York, 10104, Attn: Gary Lee, Lorenzo Marinuzzi, and Todd Goren; (ii) if by e-mail, to: Lewis.Kruger@gmacrescap.com, glee@mofo.com, lmarinuzzi@mofo.com and tgoren@mofo.com.

(b)
if to Ally to: Ally Financial, Inc., 1177 Avenue of the Americas, New York, NY 10036; Attn: William B. Solomon and Timothy Devine; with copies to: Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn.: Richard M. Cieri, Ray C. Schrock, and Craig A. Bruens;

(c)
if to the Creditors’ Committee, (i) if by mail or courier to: Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036; Attn: Kenneth H. Eckstein, Douglas H. Mannal and Stephen D. Zide, (ii) if by email to keckstein@kramerlevin.com, dmannal@kramerlevin.com and szide@kramerlevin.com.

(d)
if to AIG, Allstate, MassMutual and/or Prudential, (i) if by mail or courier to: Quinn Emanuel Urquhart & Sullivan LLP, 51 Madison Avenue, 22nd Floor, New York, New York 10010; Attn: Susheel Kirpalani and Scott Shelley; (ii) if by email to susheelkirpalani@quinnemanuel.com and scottshelley@quinnemanuel.com.

(e)
if to FGIC, (i) if by mail or courier to: Jones Day, 222 East 41st Street, New York, New York 10017; Attn: Richard L. Wynne and Howard F. Sidman; and the Superintendent of Financial Services of the State of New York, as Rehabilitator of FGIC, c/o Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153; Attn: Gary T. Holtzer (ii) if by e-mail to: rlwynne@jonesday.com, hfsidman@jonesday.com, and gary.holtzer@weil.com.

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(f)
if to the Steering Committee Consenting Claimants, (i) if by mail or courier to: Gibbs & Bruns LLP, 1100 Louisiana, Suite 5300, Houston, Texas 77002; Attn: Kathy D. Patrick and Robert J. Madden; and Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036; Attn: Keith H. Wofford and Ross Martin, (ii) if by e-mail to: kpatrick@gibbsbruns.com, rmadden@gibbsbruns.com, keith.wofford@ropesgray.com, and ross.martin@ropesgray.com.

(g)
if to the Talcott Franklin Consenting Claimants, (i) if by mail or courier to: Talcott Franklin, P.C., 208 N. Market Street, Suite 200, Dallas, Texas 75202; Attn: Talcott J. Franklin; (ii) if by e-mail to: tal@talcottfranklin.com.

(h)
if to Wilmington Trust, (i) if by mail or courier to: Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attn: Thomas J. Moloney and Sean A. O’Neal and Loeb & Loeb, 345 Park Avenue, New York, New York 10154, Attn: Walter H. Curchack; (ii) if by e-mail to: tmoloney@cgsh.com, soneal@cgsh.com, and wcurchack@loeb.com.

(i)
if to MBIA, (i) if by mail or courier to: Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281; Attn: Gregory M. Petrick and Mark Ellenberg; (ii) if by e-mail to: Gregory.Petrick@cwt.com and Mark. Ellenberg@cwt.com.

(j)
if to the Kessler Class Claimants, (i) if by mail or courier to: Polsinelli, 900 Third Avenue, Ste. 2020, New York, New York 10022; Attn: Daniel J. Flanigan; Carlson Lynch, Ltd., PNC Park, 115 Federal Street Suite 210, Pittsburgh, PA 15212, Attn: R. Bruce Carlson, Walters Bender Strohbehn & Vaughan, P.C., 2500 City Center Square, 12th & Baltimore, P.O. Box 26188, Kansas City, MO 64196, Attn: R. Frederick Walters (ii) if by e-mail to: dflanigan@polsinelli.com, bcarlson@carlsonlynch.com, and fwalters@wbsvlaw.com.

(k)
if to the RMBS Trustees, (i) if by mail or courier to: BNY Mellon, c/o Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attn: Glenn E. Siegel; DB, c/o Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, Attn: James L. Garrity, Jr.; USB, c/o Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, Attn: Arlene R. Alves; WFB, c/o Alston & Bird LLP, 1 Atlantic Center, 1201 W. Peachtree Street, NW, Atlanta, Georgia 30309-3424, Attn: John C. Weitnauer; LDTC, Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, Attn: Dale C. Christensen, Jr., HSBC, c/o John Kibler, Allen & Overy, 1221 Avenue of the Americas, New York, NY 10020, (ii) if by e-mail to: glenn.siegel@dechert.com, jgarrity@morganlewis.com, alves@sewkis.com, kit.weitnauer@alston.com, christensen@sewkis.com, and John.Kibler@AllenOvery.com.

(l)	if to Paulson, (i) if by mail or courier to: Paulson & Co., Inc., 1251 Avenue of the Americas, New York, New York 10020, Attn: Daniel J. Kamensky, (ii) if by e- mail to: Daniel.Kamensky@paulsonco.com.

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Any notice given by delivery, mail, email, or courier shall be effective when received.
*    *    *    *    *
[Signature Pages Follow]

Execution Version

Agreed, this 13th day of May, 2013:
RESIDENTIAL CAPITAL, LLC for itself and its Debtor subsidiaries
By: /S/ Lewis Kruger
Name:    Lewis Kruger
Title:    Chief Restructuring Officer

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Agreed, this 13th day of May, 2013:
ALLY FINANCIAL INC. on behalf of itself and its subsidiaries and affiliates (excluding the Debtors and their direct and indirect subsidiaries)
By: /S/ Michael A. Carpenter
Name:    Michael A. Carpenter
Title:    Chief Executive Officer

Execution Version

Agreed, this 13th day of May, 2013:
THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
By: /S/ Kenneth H. Eckstein
Name:    Kenneth H. Eckstein
Title:    Counsel to the Official Committee of     Unsecured Creditors

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Agreed, this 13th day of May, 2013:
AIG ASSET MANAGEMENT (U.S.), LLC, as investment manager of certain affiliated funds and accounts
By: /S/ Lochlan McNew
Name:    Lochlan McNew
Title:    Authorized Signatory

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Agreed, this 13th clay of May, 2013:
Allstate Investments, LLC and Allstate Investment Management Company, as financial advisors to the Allstate holder Investors, as their interests may appear
By: /S/ Quinn Emanuel Urquhart & Sullivan, LLP
Quinn Emanuel Urquhart & Sullivan, LLP
By: /S/ Daniel L. Brockett
Daniel L. Brockett, Partner
Counsel and authorized attorney-in-fact fir Allstate Insurance Company, Allstate Life Insurance Company, Allstate Bank (//k/a Allstate Federal Savings Bank), Allstate New Jersey Insurance Company, American Heritage Life Insurance Company, First Colonial Insurance Company, Allstate Lift Insurance Company of New York and Allstate Retirement Plan
Plan Support Agreement Signature Page

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Agreed, this 14th day of May, 2013:
FINANCIAL GUARANTY INSURANCE COMPANY
By: /S/ Benjamin M. Lawsky
Name:    Benjamin M. Lawsky
Title: Superintendent of Financial Services of the State of New York, as Rehabilitator of     Financial Guaranty Insurance Company

By: /S/ Peter A. Giacone
Name:    Peter A. Giacone
Title:    Chief Financial Officer and Agent of Benjamin M. Lawsky, Superintendent of Financial Services of the State of New York, as Rehabilitator of Financial Guaranty Insurance Company

Execution Version

Agreed, this 13th day of May, 2013:
INTERIM CLASS COUNSEL FOR KESSLER PUTATIVE CLASS
By: /S/ R. Frederick Walters
Name:    R. Frederick Walters
By: /S/ Bruce Carlson
Name:    Bruce Carlson

Execution Version

Agreed, this 13th day of May, 2013:
INTERIM CLASS COUNSEL FOR KESSLER PUTATIVE CLASS
By: /S/ R. Frederick Walters
Name:    R. Frederick Walters
By: /S/ Bruce Carlson
Name:    Bruce Carlson

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Agreed, this 13th day of May, 2013:
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: /S/ David S. Allen
Name:    David S. Allen
Title:    Sr. UP Dept. GC

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Agreed, this 13th day of May, 2013:
MBIA INSURANCE CORPORATION
By: /S/ R. William Fallon
Name:    William Fallon
Title:    President & Chief Operating Officer

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Agreed, this 13th day of May, 2013:
Commerce Street Investments
Park Place Commerce Investments, LLC
Pru Alpha Fixed Income Opportunity Master Fund I, L.P.
Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey Prudential Annuities Life Assurance Corporation Prudential Investment Portfolios 2
Prudential Retirement Insurance & Annuities Company
Prudential Total Return Bond Fund, Inc.
Prudential Trust Company
The Gibraltar Life Insurance Company, Ltd. ‘Me Prudential Insurance Company of America The Prudential Series Fund
By: /S/ Quinn Emanuel Urquhart & Sulivan, LLP
Quinn Emanuel Urquhart & Sullivan, LLP
By: /S/ Daniel L. Brockett
Daniel L. Brockett, Partner
Counsel and authorized attorney-in-fact for Commerce Street Investments, Park Place Commerce Investments, LLC, Pru Alpha Fixed Income Opportunity Master Fund I. LP., Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Annuities Life Assurance Corporation, Prudential Investment Portfolios 2, Prudential Retirement Insurance & Annuities Company, Prudential Total Return Bond Fund, inc., Prudential Trust Company, The Gibraltar Life insurance Company, Ltd., The Prudential insurance Company of America, The Prudential Series Fund Plan Support Agreement Signature Page

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Agreed, this 13th day of May, 2013:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By: /S/ Robert H. Major
Name:    Robert H. Major
Title:    Vice President
THE BANK OF NEW YORK MELLON, as Trustee
By: /S/ Gerard F. Facendola
Name:    Gerard F. Facendola
Title:    Managing Director

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Agreed, this 13th day or May, to 2013:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee
By: /S/ Eileen M. Hughes
EILEEN M. HUGHES
Its:    DIRECTOR
By: /S/ Carol Ng
Its:     Carol Ng, Vice President
DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee
By: /S/ Brendan Meyer
Its:    DIRECTOR
By: /S/ Michael Dunlaevy
Its:     DIRECTOR

Execution Version

Agreed, this 13th day of May, 2013:
U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as trustee, indenture trustee, securities administrator, co-administrator, paying agent, grantor trustee, master servicer, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts
By: /S/ Mamta K. Scott
Name:    Mamta K. Scott
Title:    Vice President

Execution Version

Agreed, this 13th day of May, 2013:
HSBC BANK USA, N.A. as RMBS Trustee
By: /S/ Fernando Acebedo
Name:    Fernando Acebedo
Title:    Vice President

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Agreed, this 13th day of May, 2013:
LAW DEBENTURE TRUST COMPANY OF NEW YORK, solely in its capacity as Separate Trustee in respect of certain of the RMBS Trusts By:
Name: /S/ Thomas Musarra
Name: THOMAS MUSARRA
Title:    SENIOR VICE PRESIDENT

Execution Version

Agreed, this 13th day of May, 2013:
WELLS FARGO BANK, N.A., solely in its capacities as trustee, indenture trustee, securities administrator, co-administrator, paying agent, grantor trustee, master servicer, custodian and/or similar agency capacities in respect of certain of the RMBS Trusts
By: /S/ Mary L. Sohlberg
Name:    Mary L. Sohlberg
Title:    Vice President

Execution Version

Agreed, this 13th day of May, 2013:
STEERING COMMITTEE GROUP OF RMBS HOLDERS
By: /S/ Kath D. Patrick
Kath D. Patrick
Gibbs & Bruns LLP
Counsel to the Steering Committee Group of RMBS Holders

Execution Version

Agreed, this 13th day of May, 2013, to use Best Efforts to obtain the consent to this Agreement by ‘falcon Franklin Consenting Claimants (“Claimants”), conditioned upon receipt of a reasonably acceptable tolling agreement from Ally regarding Claimants and the R NABS Trusts’ claims:
TALCOTT FRANKLIN P.C.
By: /S/ Talcott J. Franklin
Name: Talcott J. Franklin
Title:    Principal

Execution Version

Agreed, this 13th day of May, 2013:
WILMINGTON TRUST, NATIONAL ASSOCIATION, not individually, but solely in its capacity as Indenture Trustee for the Senior Unsecured Notes
By: /S/ Peter Finkel
Name:    Peter Finkel
Title:    Vice President

Execution Version

Agreed, this 13th day of May, 2013:
PAULSON & CO., INC.,
on behalf of funds and accounts managed by it
By: /S/ Michael Waldorf
Name:    Michael Waldorf
Title:    Authorized Signatory

EXHIBIT A
PLAN TERM SHEET

RESIDENTIAL CAPITAL, LLC AND
CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES
TERM SHEET FOR PROPOSED JOINT CHAPTER 11 PLAN

This term sheet (the “Plan Term Sheet”) describes the principal terms of a proposed joint plan of liquidation (the “Plan”) of Residential Capital, LLC (“ResCap”) and each of its subsidiaries (collectively, and together with ResCap, the “Debtors”) in the Debtors’ chapter 11 cases, which are jointly administered under the caption In re Residential Capital, LLC, et al., Case No. 12- 12020 (MG).
THIS PLAN TERM SHEET IS NOT AN OFFER REGARDING ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS PLAN TERM SHEET HAS NOT BEEN AUTHORIZED BY ANY REGULATORY AUTHORITY. IT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
THE PLAN TERM SHEET CONTAINS A SERIES OF ASSUMPTIONS, COMPROMISES AND SETTLEMENTS OF ISSUES AND DISPUTES THAT WILL BE RESOLVED IN CONNECTION WITH CONFIRMATION OF THE PLAN. FOR THE AVOIDANCE OF DOUBT, IN THE EVENT THE PLAN CONTEMPLATED BY THIS TERM SHEET DOES NOT BECOME EFFECTIVE, NOTHING HEREIN OR IN THE SUPPLEMENTAL TERM SHEET SHALL BE CONSTRUED AS THE POSITION OF ANY CONSENTING CLAIMANT WITH RESPECT TO THESE ISSUES AND DISPUTES, INCLUDING, WITHOUT LIMITATION, INTERCOMPANY CLAIMS, SUBSTANTIVE CONSOLIDATION, ALLOCATION OF ADMINISTRATIVE EXPENSES, TREATMENT OF PRIVATE SECURITIES CLAIMS, SUBROGATION CLAIMS, SECURED CLAIMS, MONOLINE CLAIMS, SENIOR UNSECURED NOTE CLAIMS, BORROWER CLAIMS OR RMBS TRUSTEE CLAIMS. THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION IN ACCORDANCE WITH, AND INCORPORATING, THE TERMS AND CONDITIONS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DOCUMENTATION.

PLAN STRUCTURE, SUPPORT AND MILESTONES
The Plan
The Plan will be jointly proposed by the Debtors and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), and, as set forth herein, will include, among other things: (i) a settlement among the Debtors, the Creditors’ Committee, the Consenting Claimants, and Ally Financial, Inc. (“AFI”) and its direct and indirect non-Debtor subsidiaries, including Ally Bank, and affiliates (collectively, “Ally”) whereby Ally will make the Ally Contribution (defined below) in exchange for a release of all estate claims and third party claims, as set forth herein, in favor of the Ally Released Parties (as defined below); (ii) settlements that fix and allow the amount and priority of the claims held by certain creditors, and (iii) the agreed upon allocation of the Ally Contribution and the assets of the Debtors’ estates.

Plan Support Agreement
The Debtors, Ally, the Creditors’ Committee, and the Consenting Claimants will enter into the plan support agreement (the “Plan Support Agreement”) to which this Plan Term Sheet is attached as an exhibit. For the avoidance of doubt, the Plan Support Agreement will be binding on the parties thereto regardless of the Examiner report results.

Plan and Disclosure Statement
The Plan and the Disclosure Statement will: (a) incorporate, and be materially consistent in all respects with, the terms and conditions of this Plan Term Sheet and (b) incorporate, and be materially consistent in all respects with, the terms and conditions of a supplemental term sheet, which will address intercreditor and allocation issues (the “Supplemental Term Sheet” and, together with the Plan Term Sheet, the “Term Sheets”).
The Supplemental Term Sheet will be materially consistent with the terms and conditions of this Plan Term Sheet and will otherwise be in form and substance reasonably satisfactory to the Debtors, Ally, the Creditors’ Committee and the Consenting Claimants.
Each of the Consenting Claimants has agreed to an allocation of estate assets and the Ally Contribution that will be set forth in the Supplemental Term Sheet. On or before May 13, 2013, the Creditors’ Committee shall disclose to Ally in writing such allocation, which Ally will keep strictly confidential, subject to the “Confidentiality” provision described below, and which shall not be changed in the Supplemental Term Sheet absent obtaining consent from the Parties for such change.
Ally represents and warrants that the list of Ally – Filed & Tolled PLS Actions provided to the Creditors’ Committee on May 13, 2013 comprises an accurate list of third parties with filed and served or tolled actions of Investors against Ally arising from the purchase or sale of RMBS.
Nothing in the Plan shall reduce or in any way impair recoveries to the FHFA and the FDIC to which each is entitled under the governing documents of the trusts for which the RMBS Trustees are trustees. The Supplemental Term Sheet and the Plan will provide that the FHFA and the FDIC will not receive any recovery from any securities litigation trust established under the Plan, and the FHFA and FDIC shall retain all such securities claims against Ally.

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Milestones
The following milestones (the “Milestones”) must be satisfied:
(a)    Not later than May 23, 2013 at 9:00 a.m. (ET), the Debtors, the Creditors’ Committee, Ally, and the Consenting Claimants will execute the Supplemental Term Sheet;
(b)    Not later than May 31, 2013, Wilmington Trust must receive a direction to enter into the Plan Support Agreement from the holders of Senior Unsecured Notes in accordance with the terms of the indenture;
(c)    Not later than July 3, 2013, the plan proponents will file the Plan and the Disclosure Statement;
(d)    Not later than July 3, 2013, the Bankruptcy Court will enter the PSA Order;
(e)    Not later than August 19, 2013, the New York State Supreme Court with jurisdiction over FGIC’s rehabilitation proceeding (the “FGIC Rehabilitation Court”) will approve the Plan Support Agreement and that certain Settlement Agreement entered into among the Debtors, FGIC, The Bank of New York Mellon, The Bank of New York Mellon Trust Company, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., each in its capacity as RMBS Trustee, and the Institutional Investors (as defined therein), to be entered into no later than May 23, 2013 (the “FGIC Settlement Agreement”);
(f)    Not later than August 30, 2013, the Bankruptcy Court will have approved the Disclosure Statement; and
(g)    Not later than 30 days following entry of the Confirmation Order, but in no event later than December 15, 2013, the Plan will be effective.
Ally and the Creditors’ Committee may terminate their support of the Plan and the Term Sheets if any Milestone is not satisfied. A Consenting Claimant may terminate its support of the Plan and the Term Sheets if Milestones (a), (d), (f) or (g) is not satisfied. Wilmington Trust may also terminate its support of the Plan and the Term Sheets if Milestone (b) is not satisfied. FGIC may also terminate its support of the Plan and the Term Sheets if Milestone (e) is not satisfied. Notwithstanding anything contained in this Plan Term Sheet or the Plan Support Agreement, the right to terminate support for the Plan shall be the exclusive remedy available to any Party for the failure to achieve any of the foregoing Milestones.

AFI Settlement (the Ally Contribution)
The Plan will incorporate a settlement with Ally, as described in the Term Sheets, pursuant to which Ally will agree to contribute an additional (a) $1,950,000,000 in cash on the Effective Date, and (b) the first $150,000,000 received by Ally for any Directors and Officers or Errors and Omissions claims it pursues against its insurance carriers related to the claims released in connection with the Plan (the “Ally Contribution”), pursuant to the Plan for among other things, Debtor Releases and Third Party Releases, subject to Bankruptcy Court approval as part of the Plan; provided that Ally guarantees that the Debtors will receive $150,000,000 on account of such insurance claims, which guarantee shall be payable without defense, objection or setoff on September 30, 2014.

AFI Settlement (No Additional Contribution)
All Parties agree that the Ally Contribution will not be increased. The Ally Contribution is final and capped at $2,100,000,000. The Debtors, the Creditors’ Committee, Ally and the Consenting Claimants agree to use Agreed Efforts to resolve or defeat all objections to the Plan. Ally will not make any additional contributions to the Debtors or the estates or any creditor of the Debtors for any cost related to the Debtors, including contributions on account of the consent judgment among the United States Department of Justice, the Attorneys General of certain states, ResCap, GMACM, and AFI entered by the District Court for the District of Columbia on February 9, 2012 (the “DOJ/AG Settlement”), the consent order among ResCap, GMACM, AFI, Ally Bank, the Federal Reserve Board and the Federal Deposit Insurance Corporation, dated April 13, 2011 (the “Consent Order”), and the order of assessment among ResCap, GMACM, AFI and the Board of Governors of the Federal Reserve System (the “Order of Assessment”).

AFI Settlement Releases (Debtor Releases)
On and as of the effective date of the Plan (the “Effective Date”), the following releases shall be effective:
Debtor Releases. Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including with respect to the Ally Released Parties the Ally Contribution provided to the estates under the Plan and otherwise, on and as of the Effective Date of the Plan, the Debtor Released Parties are deemed released and discharged by the Debtors, the estates, and, if applicable, a liquidating trust from any and all Causes of Action whatsoever, whether known or unknown, asserted or unasserted, derivative or direct, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including those Causes of Action based on avoidance liability under federal or state laws, veil piercing or alter-ego theories of liability, a theory of debt recharacterization, or equitable subordination liability, arising from or related in any way to the Debtors, including those that any of the Debtors would have been legally entitled to assert against a Debtor Released Party in its own right (whether individually or collectively) or that any holder of a claim or interest, the liquidating trust, or other entity would have been legally entitled to assert on behalf of any of those Debtors or any of their estates, including those in any way related to the chapter 11 cases or the Plan to the fullest extent of the law.
Entry of the confirmation order (the “Confirmation Order”) shall constitute the Bankruptcy Court’s approval, under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, of the Debtors’ release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtors’ release is: (1) in exchange for the good and valuable consideration provided by the Debtor Released Parties; (2) a good faith settlement and compromise of the claims released by the Debtors’ release; (3) in the best interests of the Debtors, the estates, the liquidating trust and all holders of claims and equity interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for a hearing; and (6) a bar to the Debtors, the liquidating trust and any holder of a claim or interest or other entity who would have been legally entitled to assert on behalf of any of the Debtors or any of their estates from asserting any claim or cause of action released pursuant to the Debtors’ release.

AFI Settlement Releases (Third Party Releases)
Third Party Releases. On and as of the Effective Date of the Plan, the holders of claims and equity interests, shall be deemed to provide a full and complete discharge and release to the Ally Released Parties and their respective property from any and all Causes of Action whatsoever, whether known or unknown, asserted or unasserted, derivative or direct, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state securities laws, veil piercing or alter-ego theories or liability, or otherwise, arising from or related in any way to the Debtors, including those in any way related to residential mortgage backed securities issued and/or sold by the Debtors or their affiliates and/or the chapter 11 cases or the Plan.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, of the third party release, and further, shall constitute the Bankruptcy Court’s finding that this third party release is: (1) in exchange for the good, valuable and substantial consideration provided by the Ally Released Parties; (2) in the best interests of the Debtors, the Estates, the liquidating trust and all holders and claims and equity interests; (3) fair, equitable and reasonable; (4) given and made after due notice and opportunity for a hearing; (5) justified by truly unusual circumstances; (6) an essential component and critical to the success of the Plan; (7) resulted in distributions to the creditors that would otherwise have been unavailable; (8) the result of an identity of interest between the Debtors and the Ally Released Parties regarding the Plan; and (9) a bar to any party asserting a claim or cause of action released pursuant to this third party release against any of the Ally Released Parties.
Notwithstanding anything to the contrary herein, the foregoing third party release shall not apply to any claims held by the FDIC, in its capacity as a receiver, and FHFA against Ally.

AFI Settlement Releases (No Admission)
Ally has denied and continues to deny any breach, fault, liability, or wrongdoing regarding claims alleged against Ally. Nothing contained in the Term Sheets, the Plan, the Plan Support Agreement or otherwise shall be construed as, or deemed to be evidence of, an admission or concession on the part of Ally with respect to any claim or of any breach, liability, fault, wrongdoing, or damage whatsoever, or with respect to any infirmity in any Ally defense. Neither the order approving the Plan Support Agreement, the order approving the Disclosure Statement, nor the Confirmation Order shall contain any finding to the contrary.

Ally Releases
On and as of the Effective Date of the Plan, the following releases shall be effective: the Ally Released Parties shall release the Creditors’ Committee, the Debtors, and the Consenting Claimants from any and all Causes of Action whatsoever, whether known or unknown, asserted or unasserted, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise arising from or related to the Debtors’ liquidation, and the negotiation, formulation, or preparation of the Plan Support Agreement, the Term Sheets, the Plan, the Disclosure Statement, and any other Definitive Documents and related disclosures, as well any counterclaims in commenced or tolled litigation with the Debtors or the Consenting Claimants.

AFI Settlement Releases (Plan Injunction)
Plan Injunction. Except as otherwise provided in the Plan or the Confirmation Order, all entities, including RMBS investors, who have held, hold or may hold claims, equity interests, Causes of Action or liabilities that: (1) have been discharged or terminated pursuant to the terms of the Plan; (2) have been released pursuant to the Plan; or (3) are subject to exculpation pursuant to the Plan (together with (1) and (2), the “Released Claims”), are permanently enjoined and precluded, from and after the effective date of the Plan, from: (a) commencing or continuing in any manner or action or other proceeding of any kind against any entity so released, discharged or exculpated (including the liquidating trust) (or the property or Estate of any entity so released, discharged or exculpated) (a “Released Party”) whether directly, derivatively or otherwise, on account of or in connection with or with respect to any Released Claims; (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Released Party on account of or in connection with or with respect to any Released Claims; (c) creating, perfecting or enforcing any lien (other than any charging lien of a trustee under its respective indenture), claim or encumbrance of any kind against any Released Party on account of or in connection with or with respect to any Released Claims; (d) asserting any right to setoff, subrogation or recoupment of any kind against any obligation due from any Released Party on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the confirmation date, and notwithstanding any indication in a proof of claim or equity interest or otherwise that such holder asserts, has or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner or action or other proceeding of any kind against any Released Party on account of or in connection with or with respect to any Released Claims; provided, that nothing contained herein shall be construed to prevent any entity from objecting to claims or defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law. Such injunction shall extend to the successors of the liquidating trust, if any, and to their respective properties and interests in property. Any person injured by any willful violation of this injunction shall recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Exculpation
The Settling Parties and each of their respective Representatives (the “Exculpated Parties”) shall neither have, nor incur, any liability to any entity for any pre-petition or post- petition act or omission taken in connection with, or related to, formulating, negotiating, preparing, disseminating, soliciting, implementing, administering, confirming, or effecting the consummation of any prepetition plan support agreements, the Plan Support Agreement, the Term Sheets, the Plan, the Disclosure Statement, the Ally Settlement Agreement, the RMBS Settlement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan provided, that the foregoing provisions of this exculpation shall have no effect on the liability of any entity that results from any such act that is determined in a final, non- appealable order to have constituted gross negligence or willful misconduct; provided, further, that the Exculpated Parties shall be entitled to rely upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, any prepetition plan support agreement, the Plan Support Agreement, the Term Sheets, the Plan, the Disclosure Statement, and the RMBS Settlement.

Debtors’ Regulatory Obligations
The Plan shall provide that the Debtors and/or the Debtors’ estates shall perform all respective obligations under the DOJ/AG Settlement, the Consent Order, and the Order of Assessment, other than those obligations under the DOJ/AG Settlement, the Consent Order, and the Order of Assessment that Ocwen performs under the Ocwen APA (each of “Ocwen” and “Ocwen APA” as defined in the order approving the Ocwen APA at ECF Docket No. 2246), including, for the avoidance of doubt, completing or otherwise satisfying in full the foreclosure review obligations, unless the foreclosure review obligations are otherwise settled, fulfilling all specific performance obligations, and satisfying all monetary obligations in full in cash. For the avoidance of doubt, Ally shall have no monetary obligations under the Consent Order, DOJ/AG Settlement, and the Order of Assessment.

Debtors’ Release of the Indemnity Payment Escrow Account
The Plan shall provide for the Debtors’ release of the funds held in the escrow account to Ally created pursuant to the Stipulation and Order Reserving Rights with Respect to Debtors’ Motion for Interim and Final Orders under Bankruptcy Code Section 105(a) and 363 Authorizing the Debtors to Continue to Perform under the Ally Bank Servicing Agreement in the Ordinary Course of Business [ECF No. 1420].

General Treatment of Ally’s Claims
The Debtors shall provide full repayment to Ally on account of all outstanding amounts owed under the Amended and Restated Loan Agreement, dated as of December 30, 2009, by and among ResCap, GMACM, Residential Funding Company, LLC, Passive Asset Transactions, LLC, RFC Asset Holdings II, LLC, Equity Investment I, LLC and AFI (as amended or supplemented, the “LOC”) and the Amended and Restated Credit Agreement, dated as of December 30, 2009, among the GMACM, Residential Funding Company, LLC, ResCap, GMAC Residential Holding Company, LLC, GMAC-RFC Holding Company, LLC, Homecomings Financial, LLC, AFI and Wells Fargo Bank, N.A. (as amended or supplemented, the “Revolver”). The Debtors shall remit any and all funds held in trust for Ally to Ally, pursuant to the Plan, including the approximately $2.6 million of funds that were misdirected to the Debtors’ tri-party account with Bank of New York Mellon prior to the filing of the Debtors’ chapter 11 cases. The Debtors shall not pay any professionals fees of Ally or default interest under the LOC and the Revolver. The Debtors and Ally will agree upon a list of those contracts or other agreements that the Debtors will continue to perform through the Effective Date, and such list will be included in the Supplemental Term Sheet.

Stay of Litigation
The Debtors, the Creditors’ Committee, and the Consenting Claimants, as applicable, agree that the following pleadings shall be adjourned sine die, and the Debtors, Creditors’ Committee, and Consenting Claimants will not continue to pursue such pleadings during the term of the Plan Support Agreement: (i) motions seeking standing to pursue claims or Causes of Action against Ally or affiliates on behalf of the Debtors’ estates, (ii) objections to the compensation of PricewaterhouseCoopers LLP, or other professionals, for services performed in connection with the foreclosure review under the Consent Order, (iii) pleadings seeking to classify the claims arising from the foreclosure review obligations under the Consent Order as unsecured claims, and (iv) pleadings seeking to subordinate the claims of Investors pursuant to 11 U. S.C. § 5 10.

Plan Funding	The Plan will be funded with (a) net proceeds from the Debtors’ asset sales; (b) the Ally Contribution; and (c) any other estate assets.
Allocation of the Ally contribution and Estate Assets	To be set forth in the Supplemental Term Sheet.
Settlement of Debtors’ Rights to and Under Insurance Policies
In exchange for the Ally Contribution and final Bankruptcy Court approval of all of the releases contemplated herein, except as provided herein, the Debtors (i) agree to permit Ally exclusively to recover under all Directors & Officers and Errors & Omissions Policies with Policy Periods between November 2006 and the Effective Date which provide coverage to Ally or its Representatives as well as to the Debtors and/or their Representatives (“Settlement Policies”), (ii) relinquish in favor of Ally and its Representatives all coverage that might otherwise belong to the Debtors under such Settlement Policies, (iii) shall, at Ally’s discretion, assign, and seek an Order of the Bankruptcy Court permitting the assignment, to Ally of any and all of the Debtors’ rights under the Settlement Policies with respect to any claims made against the Debtors or their Representatives prior to or during the bankruptcy, including each of the claims to be set forth on a schedule annexed to the Supplemental Term Sheet, and (iv) shall cooperate fully with Ally in order to help maximize Ally’s recovery under the Settlement Policies with respect to claims against the Debtors or their Representatives.
It is agreed that the Debtors shall retain their rights as insureds under the existing Ally general liability and workers’ compensation insurance policies for bodily injury and property damage claims to the extent covered by those insurance policies. By the Effective Date, the Debtors shall be required to have purchased their own insurance policies (including general liability and workers’ compensation insurance) to cover all risks of loss, damage or injury (including bodily injury and property damage) occurring on or after the Effective Date. For the avoidance of doubt, there is no obligation for Ally to provide insurance as part of this agreement.
Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall release, enjoin, or preclude any Representative of the Debtors from pursuing any rights a Representative of the Debtors may have 1) to indemnification or advancement from Ally solely for any claims that are not released by the Plan and the Confirmation Order; or 2) as an “insured” under any insurance coverage purchased by Ally or covering Representatives of the Debtors, or against any party (other than the Debtors) arising out of such policies of insurance, solely for any claims that are not released by the Plan and the Confirmation Order. For the avoidance of doubt, nothing in this Agreement expands or reduces any existing indemnification rights or rights as an “insured” for any Representative of the Debtors for claims that are not released by the Plan.
No rights of the Consenting Claimants are released under this Agreement in their capacity as liability insurance or reinsurance carriers for Ally or the Debtors, to the extent applicable.
In addition, nothing in the Plan or Confirmation Order shall impair any of the Debtors’ or any borrower or former borrower claimants’ rights or remedies under or with respect to insurance policies other than the Settlement Policies, including but not limited to those policies issued under the General Motors Combined Specialty Insurance Program 12/15/00 - 12/15/03.
With respect to the Settlement Policies, the Confirmation Order shall contain language regarding the settlement of insurance that is reasonably acceptable to Ally, the Debtors, the Creditors’ Committee and the Consenting Claimants.

Post-Effective Date Governance and Structure
The Supplemental Term Sheet will address: (i) the corporate structure of the post-Effective Date entity; (ii) the appointment of the liquidating Debtors’ board of directors or creditor oversight committee; (iii) governance for the liquidating entity; (iv) issuance of post-Effective Date debt and equity interests, if any; (v) financial reporting requirements; (vi) transferability of debt or equity instruments; (vii) tax considerations; (viii) regulatory considerations; and (ix) all other provisions required to liquidate the Debtors’ remaining assets.

Plan Structure, Classification and Treatment of Claims
Additionally, the Supplemental Term Sheet shall set forth the following provisions: (i) an allocation of the Ally Contribution and estates’ assets; (ii) a settlement of the allowance, priority and allocation of the claims of the Investors that are Consenting Claimants, and the establishment of a securities claims trust to propose a settlement, allowance and allocation of other similarly situated Investors’ claims; (iii) the establishment of a borrowers trust; (iv) a resolution of the allowance, priority and allocation of the RMBS Trust Claims and the RMBS Cure Claims; (v) a settlement of the allowance, priority and allocation of the Monoline Claims, including a settlement and release of FGIC’s ResCap-related insurance indemnity obligations pursuant to the FGIC Settlement Agreement, as approved by the FGIC Rehabilitation Court; and (vi) the treatment of all claims and interests under the Plan.

Other Plan Provisions
The Plan shall provide for: (i) a compromise and settlement of intercreditor and interdebtor disputes to the extent set forth in the Supplemental Term Sheet; (ii) the establishment of a professional fee escrow account, the amount of which shall be acceptable to the Creditors’ Committee and Consenting Claimants and shall be set forth in the disclosure statement; and (iii) the establishment of an administrative claims bar date.

Confidentiality
The Debtors, Ally, the Creditors’ Committee, and the Consenting Claimants shall keep all of the terms and conditions of the Plan Support Agreement and the Term Sheets strictly confidential until the Supplemental Plan Term Sheet has been executed by all Parties as set forth herein. For the avoidance of doubt, the existence of this Plan Term Sheet, but not its economic terms, may be disclosed prior to execution of the Supplemental Plan Term Sheet. Nothing in this paragraph shall preclude any party from disclosing the terms and conditions of the Plan Support Agreement and the Term Sheets to an insurer of that party.

Seal of Examiner Report
The Examiner Report shall be sealed through and including the earlier of (a) the date the Bankruptcy Court approves the Plan Support Agreement, and (b) July 3, 2013, provided that if the Plan Support Agreement is terminated, the Examiner Report may be filed publicly the next Business Day after the effective date of such termination.

CONDITIONS PRECEDENT
Conditions Precedent to Confirmation
It will be a condition to confirmation of the Plan that the following conditions will have been satisfied or waived in accordance with the terms of the Plan:
(a)    Court approval of the Disclosure Statement in a form and substance reasonably acceptable to the Debtors, Ally, the Creditors’ Committee and the Consenting Claimants, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.
(b)    The Plan shall be reasonably acceptable to Ally, the Debtors, the Creditors’ Committee and the Consenting Claimants.
(c)    Court approval of the RMBS Settlement, as modified as set forth in the Supplemental Term Sheet, pursuant to Bankruptcy Rule 9019.
(d)    The Third Party Releases, Debtor Releases and Exculpation provisions as set forth herein will not be modified in, or severed from, the Plan or Confirmation Order.

Conditions Precedent to the Effective Date
It will be a condition to the Effective Date that the following conditions will have been satisfied or waived in accordance with the terms of the Plan:
(a)    The Bankruptcy Court will have entered the Confirmation Order, which will grant final approval of the Plan, including all settlements therein, the Debtor Releases, the Third Party Releases, and exculpation of the Exculpated Parties.
(b)    The Confirmation Order will not have been stayed, modified, or vacated on appeal, and the time to appeal shall have passed.
(c)    Approval by the FGIC Rehabilitation Court of the Plan Support Agreement and the FGIC Settlement Agreement, including the settlement and release of all present and future claims against FGIC under or relating to the FGIC policies.
(d)    Court approval of the FGIC Settlement Agreement, including the settlement and release of all present and future claims against FGIC under or relating to the FGIC policies and the allowance of FGIC’s claims against the Debtors, pursuant to a Bankruptcy Rule 9019 motion, which shall include a finding that the FGIC Settlement Agreement is in the best interests of the RMBS Trusts.
(e)    AFI will have funded the Ally Contribution on or before the Effective Date.
(f)    AFI Revolver Claims and AFI LOC Claims, and any additional Claims held by Ally, which claims will be set forth in the Supplemental Plan Term Sheet, will have been Allowed in full and approved by the Bankruptcy Court without subordination of any kind, and satisfied on or before the Effective Date in accordance with the terms of the Plan.
(g)    All material governmental and third party approvals and consents, including Bankruptcy Court approval and approvals AFI may be required to obtain, necessary in connection with the transactions contemplated by this Plan, will have been obtained and be in full force and effect, and all applicable waiting periods will have expired without any action being taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.
(h)    All other actions, documents and agreements necessary to implement the Plan as of the Effective Date will have been delivered and all conditions precedent thereto.

EXHIBIT B
SUPPLEMENTAL TERM SHEET

RESIDENTIAL CAPITAL, LLC AND
CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES
SUPPLEMENTAL TERM SHEET FOR PROPOSED JOINT CHAPTER 11 PLAN

This term sheet (the “Supplemental Term Sheet”) supplements and incorporates by reference the Term Sheet (the “Plan Term Sheet”) attached to the Plan Support Agreement dated as of May 13, 2013 by and among the Debtors, Ally, the Creditors’ Committee, and the Consenting Claimants (the “Plan Support Agreement”).
THIS SUPPLEMENTAL TERM SHEET IS NOT AN OFFER REGARDING ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. IT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
FOR THE AVOIDANCE OF DOUBT, IN THE EVENT THE PLAN CONTEMPLATED BY THIS SUPPLEMENTAL TERM SHEET DOES NOT BECOME EFFECTIVE, NOTHING HEREIN SHALL BE CONSTRUED AS THE POSITION OF ANY PARTY WITH RESPECT TO THESE ISSUES AND DISPUTES, INCLUDING, WITHOUT LIMITATION, INTERCOMPANY CLAIMS, SUBSTANTIVE CONSOLIDATION, ALLOCATION OF ADMINISTRATIVE EXPENSES, TREATMENT OF PRIVATE SECURITIES CLAIMS, SUBROGATION CLAIMS, SECURED CLAIMS, MONOLINE CLAIMS, SENIOR UNSECURED NOTE CLAIMS, BORROWER CLAIMS OR RMBS TRUSTEE CLAIMS. THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION IN ACCORDANCE WITH, AND INCORPORATING, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN TERM SHEET AND HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DOCUMENTATION.

Overview
Global Settlement
In connection with confirmation of the Plan, the Debtors and Creditors’ Committee shall jointly seek approval of a global settlement (the “Global Settlement”) embodied in the Plan which provides for a compromise and resolution of certain intra-debtor and inter-creditor issues, including:
(i)    the distribution of available proceeds from the Debtors’ estates including the Ally Contribution to creditors, consistent with the Allocation Percentages set forth on Annex I, reflecting the expected economic distributions (subject to the Adjustments described below) as set forth on Annex I (the “Distribution Amounts”);
(ii)    an allocation of administrative expenses among the ResCap Debtors, GMACM Debtors and the RFC Debtors as set forth on Annex I;
(iii)    a settlement of the amount and allocation of certain liabilities among the Debtors, including the RMBS Trust Claims (including approving the existing RMBS Settlement with modifications to include Additional Settling Trusts) and the Monoline Claims (including implementing the FGIC Settlement Agreement);
(iv)    the establishment of separate trusts for the Borrower Claims and Private Securities Claims;
(v)    resolution of the NJ Carpenters Claims;
(vi)    payment of the JSN Claims;
(vii)    the agreement of the GMACM Debtors and RFC Debtors to waive subrogation claims against the ResCap Debtors;
(viii)    the disallowance of all other intercompany claims;
(ix)    an agreement on the allocation of the JSN Deficiency Claims; and
(x)    the granting of Debtor Releases, Third Party Releases, Ally Releases, a Plan Injunction, and Exculpation, as set forth in the Plan Term Sheet.

Allocation of Estate Assets and Distributions
Limited Consolidation for Distribution Purposes
The Plan shall partially consolidate the Debtors for distribution purposes only into the following three groups of Debtor entities: (i) ResCap, GMAC Residential Holding Company, LLC, and GMAC-RFC Holding Company, LLC (the “ResCap Debtors”); (ii) each of the direct and indirect Debtor subsidiaries of GMAC Residential Holding Company, LLC (the “GMACM Debtors”); and (iii) each of the direct and indirect Debtor subsidiaries of GMAC-RFC Holding Company, LLC (the “RFC Debtors” and, together with the ResCap Debtors and the GMACM Debtors, the “Consolidated Debtors”). The partial consolidation set forth herein remains subject to change with the reasonable consent of the Debtors, the Creditors’ Committee, Ally and the Consenting Claimants, which, in each case, shall not be unreasonably withheld, provided that no change to the partial consolidation shall in any way impact the agreed-upon Distribution Amounts and Allocation Percentages set forth in Annex I. For the avoidance of doubt, the Plan does not contemplate the substantive consolidation of any of the Debtors.

Establishment of the Liquidation Trust
The Plan will provide for the establishment of a Liquidation Trust on the terms set forth in Annex II. The assets available for distribution to creditors shall consist of the assets of the Debtors’ estates, including the Ally Contribution (collectively, the “Available Assets”). The Available Assets shall be transferred to a single Liquidation Trust on the Effective Date, other than certain assets designated to remain with the Debtors. Notwithstanding anything to the contrary herein, the consideration provided by Ally may not be increased or decreased, directly or indirectly.

Assets Available for Distribution to Unsecured Creditors
The Available Assets available for distribution to unsecured creditors after payment in full of all secured, administrative, priority, and JSN Claims (the “Available Unsecured Assets”) shall be distributed as follows:
The holders of allowed Private Securities Claims shall receive their allocated share of the Private Securities Claims Trust Assets, which shall consist of $225.7 million, subject to the Adjustments (defined below).
•The holders of allowed Borrower Claims shall receive their allocated share of the Borrower Claims Trust Assets, which shall consist of $57.6 million, or such other amount as is required under the Borrower Claims Trust Agreement.
•    The holders of allowed NJ Carpenters Claims shall receive their allocated share of the Available Unsecured Assets allocated to the NJ Carpenters Claims, which shall equal $ 100 million in accordance with the terms of the settlement of their claims less costs of notice and administration to be advanced by the Debtors (the “NJ Carpenters Claims Distribution”).
•    The allowed Estate Unsecured Claims at the ResCap Debtors shall receive their pro rata share of the Available Unsecured Assets allocated to the ResCap Debtors, subject to the Adjustments, which total $752.0 million (the “ResCap Debtors’ Unsecured Distribution”).
•    The allowed Estate Unsecured Claims at the GMACM Debtors shall receive their pro rata share of the Available Unsecured Assets allocated to the GMACM Debtors, subject to the Adjustments, which total $600.0 million (the “GMACM Debtors’ Unsecured Distribution”).
•    The allowed Estate Unsecured Claims at the RFC Debtors shall receive their pro rata share of the Available Unsecured Assets allocated to the RFC Debtors, subject to the Adjustments, which total $789.6 million (the “RFC Debtors’ Unsecured Distribution”).

Trust Units & Adjustments
Holders of allowed unsecured claims and the Private Securities Claims Trust will receive units of beneficial interests in the Liquidation Trust (“Trust Units”), allocated in accordance with the treatment under the Plan and the Allocation Percentages set forth on Annex I.
The amount of the distributions made in respect of the Trust Units will depend on (i) the cash and the monetized value of the non-cash assets held in the Liquidation Trust—which could be more or less than the current projection of $2,367.4 million for the Available Unsecured Assets (excluding the NJ Carpenter Claims Distribution and the Borrower Claims Trust Assets), (ii) the expenses incurred by the Liquidation Trust, and (iii) the number of Trust Units that may be reserved for issuance following the Effective Date, as provided below (collectively the “Adjustments”).
The number of Trust Units issued as of the Effective Date will be based upon the Distribution Amounts with respect to the RMBS Trust Claims, MBIA Monoline Claims, FGIC Monoline Claims, Senior Unsecured Notes Claims, Private Securities Claims, and the estimated Distribution Amounts of the Other Monoline Claims, and General Unsecured Claims. A portion of the Trust Units will be reserved for issuance in respect of Other Monoline Claims and General Unsecured Claims that may be allowed following the Effective Date. Distributions from the Liquidation Trust to the holders of Trust Units will be made pro rata based on the outstanding Trust Units, including any Trust Units held in the reserve.
To the extent the Other Monoline Claims or General Unsecured Claims are allowed after the Effective Date, the holders of the allowed Other Monoline Claims or General Unsecured Claims will receive Trust Units from the reserve, together with the prior distributions made in respect of those Trust Units. The number of Trust Units released from the reserve in respect of General Unsecured Claims and Other Monoline Claims allowed after the Effective Date will be based on the estimated pro rata distributions available to such claimant under the Plan, in a ratio equal to the Trust Units issued per Distribution Amount on the Effective Date.
To the extent it is determined that Other Monoline Claims or General Unsecured Claims will not be allowed after the Effective Date, Trust Units in the reserve will be cancelled and the prior distributions on these Trust Units will be available for distribution to holders of outstanding Trust Units.

Claims Reserves
In connection with confirmation of the Plan, the Debtors and the Creditors’ Committee shall seek Bankruptcy Court approval of a reserve of Trust Units for contingent, disputed, and unliquidated claims at the ResCap Debtors, the GMACM Debtors, and the RFC Debtors (the “Disputed Claims Reserves”), so that the Liquidation Trust may make an initial distribution of the Available Unsecured Assets for allowed unsecured claims as soon as practical after the Effective Date.
Subsequent distributions will be made on a periodic basis after disputed claims are resolved and as proceeds are received from the liquidation of non-cash assets and any estate causes of action. All initial and subsequent distributions to creditors will be made from the Liquidation Trust, which will be solely responsible for making such distributions, provided that any distributions on behalf of Trust beneficiaries will be made to the respective Trusts for further distribution to the Trust beneficiaries pursuant to the terms of the applicable Trust Agreement. Notwithstanding anything herein to the contrary, the aggregate distributions (excluding distributions resulting from insurance payments (if any)) to holders of General Unsecured Claims and Borrower Claims shall not exceed an amount equal to the Distribution Amount for such claims plus $50 million.

Claim Settlements, Allowance, and Allocation
Treatment of JSN Claims
The Plan will provide for the treatment of the JSN Claims as follows:
•    The Plan will provide payment in full on the Effective Date of the allowed prepetition claims of the Junior Secured Noteholders (the “JSN Claims”) or such other treatment as determined by the Plan Proponents and the Consenting Claimants consistent with the Bankruptcy Code (the “JSN Payment”).
•    The Plan will provide that the Junior Secured Noteholders are undersecured and not otherwise entitled to payment of any post-petition interest. The Creditors’ Committee, the Debtors, and the Liquidation Trust reserve all arguments and rights to assert that the Junior Secured Noteholders are undersecured and not otherwise entitled to post-petition interest.

Resolution of RMBS Trust Claims (both R+W Claims and RMBS Cure Claims
The Plan shall incorporate a settlement that provides for the allowance, priority, and allocation of the RMBS Trust Claims through approval of the Debtors’ prior agreement with the Institutional Investors, which covered 392 RMBS Trusts (the “Original Settling Trusts”) and is documented in the two Third Amended and Restated Settlement Agreements filed with the Court on March 15, 2013 (the “Original Settlement Agreements”), which shall be modified as set forth below under the Plan (the “RMBS Settlement”):
1.    The RMBS Settlement will be expanded to permit the inclusion of any RMBS Trust having RMBS Trust Claims, as follows: First, once the Plan Support Agreement is approved, subject to Section 5.2(c) of the Plan Support Agreement, each RMBS Trust for which any RMBS Trustee acts as trustee or separate trustee, will be included in the RMBS Settlement. Second, the Plan will provide that any other RMBS Trusts will be included in and treated consistently with the RMBS Settlement (all such RMBS Trusts added to the RMBS Settlement are referred to as the “Additional Settling Trusts”).
2.    The RMBS Settlement, including but not limited to the provision for attorney’s fees, shall be incorporated into the Plan and approved by the entry of the Confirmation Order.
3.    Each of the current objectors to the RMBS Settlement who are party to the Plan Support Agreement shall have their objections deemed settled by the entry of the Confirmation Order.
4.    Upon execution of the Supplemental Term Sheet by a Monoline or Steering Committee Investor, all letters from said Monoline or Investor to the RMBS Trusts and RMBS Trustees that purport to direct them to take, or not to take, any action that would be inconsistent with the Plan Support Agreement, the Term Sheet, the Supplemental Term Sheet, the RMBS Settlement, the FGIC Settlement Agreement, and the Plan, will be deemed to be withdrawn. Subsequent to the filing of the Supplemental Term Sheet, any other investor providing written notice of acceptance of the Supplemental Term Sheet shall also be bound by this provision.
5.    The RMBS Settlement shall provide that all RMBS Trust Claims of the Original Settling Trusts and the Additional Settling Trusts shall be fully and finally allowed as non-subordinated unsecured claims in the aggregate amount of $7.051 billion for the Original Settling Trusts and in the aggregate amount of $250 million for the Additional Settling Trusts (collectively, the “Allowed RMBS Trust Claims”) and allocated $209.8 million to the GMACM Debtors and $7,091.2 million to the RFC Debtors; provided, however, the allowance and allocation of such claims pursuant to this paragraph shall not affect the distributions to be made in accordance with the RMBS Trust Allocation Protocol (attached hereto as Annex III).
6.    The RMBS Settlement shall provide for the waiver and release of RMBS Trust Claims against the ResCap Debtors on the Effective Date.
7.    Solely with respect to the RMBS Trusts and the RMBS Trustees, as among each other and not for purposes of allowance or any other purpose under the Plan, any distributions on account of the RMBS Trust Claims shall be re-allocated among the RMBS Trusts in accordance with the RMBS Trust Allocation Protocol, so as to provide for (i) a priority distribution on account of RMBS Cure Claims in the amount of $96 million out of the distributions on account of the Allowed RMBS Trust Claims; (ii) a different split of recoveries as between RFC-sponsored trusts and GMACM-sponsored trusts for the RMBS Trust Claims than the distributional split between Estate Unsecured Creditors at the RFC Debtors and GMACM Debtors, as a settlement of (a) disputed claims that RFC-sponsored trusts also have against GMACM, (b) disputes as to the proper allocation of that portion of estate assets going to the GMACM Debtors and the RFC Debtors as between the GMACM Debtors and the RFC Debtors, and (c) other potential disputes that the various RMBS Trusts could have with respect to the terms of the Plan. Furthermore, whether all Additional Settlement Trusts are entitled to participate in the distributions to be made pursuant to the RMBS Trust Allocation Protocol, and the determination as to the amount of such Additional Settlement Trusts’ R+W claims, shall be determined as provided in the RMBS Trust Allocation Protocol.
8.    Insured RMBS Trusts (as defined below) shall not receive an Allowed RMBS Trust Claim, provided, however, that the Insured RMBS Trusts shall be entitled to distributions to the extent provided in the RMBS Trust Allocation Protocol.
9.    The applicable portions of the FGIC Settlement Agreement, including but not limited to the mutual settlements, discharges and releases contemplated thereby, shall be incorporated into the Plan and approved by an order of the Bankruptcy Court granting the FGIC 9019 Motion (defined below). For the avoidance of doubt, subject to approval of the Bankruptcy Court and FGIC Rehabilitation Court, the FGIC Settlement Agreement may become binding and effective even if the Plan Support Agreement is not approved or the Plan does not become effective.
10.    Subject to the provisions of Articles VI and VII of the FGIC Settlement Agreement, each of the Trustees, on its own behalf and on behalf of each of the respective Trusts (as such term is defined in the FGIC Settlement Agreement) for which it acts as trustee, hereby irrevocably and unconditionally releases and fully discharges the Debtors and their respective Representatives from all obligations, claims and liabilities of any kind or nature, and whether based in contract, tort or otherwise, arising out of or relating to any of the Origination-Related Provisions (as defined in the Revised Joint Omnibus Scheduling Order and Provisions for Other Relief Regarding (i) Debtors’ Motion Pursuant to Fed. R. Bankr. P. 9019 for Approval of RMBS Trust Settlement Agreements, and (ii) the RMBS Trustees’ Limited Objection to the Sale Motion [Dkt. No. 945] in the Chapter 11 Cases) contained in the Governing Agreements for the Trusts, whether now existing or hereafter arising, and whether known or unknown, provided, however, that the foregoing shall not release any claims under the Governing Agreements for any past or future losses to holders of Securities not insured by the Policies (as defined in the FGIC Settlement Agreement). For the avoidance of doubt, the foregoing sentence shall not affect distributions under the RMBS Trust Allocation Protocol.
11.    In addition to the distributions on the RMBS Trust Claims, the reasonable pre- and post-petition fees and expenses of the RMBS Trustees will be paid in full in Cash on a current basis with all amounts outstanding on the Effective Date of the Plan to be paid in full in Cash on that date, subject to the procedures set forth in prior orders of the Court, which procedures will also apply to HSBC.
12.    The RMBS Trustees may be reimbursed for their reasonable fees and expenses associated with making distributions and taking other actions required under the Plan in accordance with the provisions of the pooling and servicing agreements, including but not limited to pooling and servicing agreements assumed by the Debtors and assigned to the purchaser/assignee of same.
13.    In accordance with the Original Settlement Agreements as modified hereby, the Plan and RMBS Settlement shall provide for fees payable to counsel for the Institutional Investors, by direct allocation under the Plan and without conveyance to the RMBS Trustees, allowed unsecured claims and allowed cure claims in a total amount equal to 5.7% of the amounts allowed for the RMBS Trusts (the “Allowed Fee Claim”), against the relevant entities for each respective Trust pursuant to the Plan and the RMBS Trust Allocation Protocol, which amounts shall reduce the total amount of allowed unsecured claims and allowed cure claims for the RMBS Trusts. The Allowed Fee Claim shall be apportioned among counsel for the Steering Committee Consenting Claimants, on the one hand, and counsel for the Talcott Franklin Consenting Claimants, on the other, in conformity with the Original Settlement Agreements. The portion of the Allowed Fee Claim allocated to counsel for the Steering Committee Consenting Claimants shall be paid 4.75% to Gibbs & Bruns LLP and 0.95% to Ropes & Gray LLP. The portion of the Allowed Fee Claim allocated to counsel for the Talcott Franklin Consenting Claimants shall be paid 5.7% to be shared among Talcott Franklin P.C., Miller, Johnson, Snell & Cummiskey, P.L.C., and Carter Ledyard & Milburn LLP based on lodestar as calculated per agreement between co-counsel. Each share of the Allowed Fee Claim (and distributions thereon, including Trust Units) shall be documented in separate claims stipulations and shall be independently transferable.

Monoline Settlement
The Plan shall provide for the allowance, priority, and allocation of the Monoline Claims, as follows:
1.    MBIA. The Monoline Claims held by MBIA shall be fully and finally allowed as non-subordinated unsecured claims of $719.0 million against the ResCap Debtors, $1,450.0 million against the GMACM Debtors, and $1,450.0 million against the RFC Debtors.
2.    FGIC. Subject to approval of the Bankruptcy Court and the FGIC Rehabilitation Court, the Monoline Claims held by FGIC shall be fully and finally allowed pursuant to Section 3.01 of the FGIC Settlement Agreement, as non-subordinated, general unsecured claims in the aggregate amount of $596.5 million (the “FGIC Allowed Claims”), which amount (i) is equal to the sum of (x) $343.2 million, the amount of claims FGIC has paid under the Policies that remain unreimbursed and (y) $253.3 million, the sum of all of the Payment Amounts, and (ii) will be allocated among the ResCap Debtors, the GMACM Debtors and the RFC Debtors pro rata based on which of the Debtors would be obligated to reimburse FGIC for such payments under the Governing Agreements; provided, however that if the Plan Support Agreement is terminated in accordance with its terms, or if the Plan does not go effective, in addition to the FGIC Allowed Claims, FGIC reserves all rights to assert a general unsecured claim against each of the ResCap Debtors, the GMACM Debtors and the RFC Debtors as reflected in the proofs of claim filed by FGIC in the Chapter 11 Cases, capped in each case at the amount of $596.5 million, and all parties shall have the right to object thereto. The settlement and release of FGIC’s ResCap-related insurance indemnity obligations pursuant to the FGIC Settlement Agreement shall be approved by the Bankruptcy Court, by separate 9019 motion (the “FGIC 9019 Motion”), and by the FGIC Rehabilitation Court. If the Plan is confirmed and goes effective, FGIC’s claims shall be treated for plan distribution purposes as provided for in the Allocation Summary, set forth on Annex I, as allowed claims of $337.5 million against the ResCap Debtors, $181.5 million against the GMACM Debtors, and $415.0 million against the RFC Debtors.
3.    Other Monolines. The Claims held by Monolines other than MBIA and FGIC (the “Other Monoline Claims”) shall be treated under the Plan as unsecured claims of the ResCap Debtors, the GMACM Debtors, or the RFC Debtors, as applicable, or as otherwise approved by the Plan Proponents and the Consenting Claimants.
Any RMBS Trust that has an insurance policy with a Monoline (referred to as an “Insured RMBS Trust”) reserves the ability to enforce its rights, in the Bankruptcy Court or otherwise, against any Monoline (other than FGIC) that does not, in the future, perform in accordance with an insurance policy for the benefit of that RMBS Trust (the “Monoline Reservation”).
Nothing herein shall be construed to impede the rights of the Debtors, Ally or their Representatives to coverage, including coverage for settlement of the Monoline Claims (other than FGIC), under insurance policies issued by a Monoline to the Debtors or Ally

Treatment of Securities Claims
The Plan shall provide for a global compromise and settlement of securities claims asserted against the Debtors and Ally.
1.    The Plan shall provide for two classes of securities claims.
•Class 1 shall comprise the class action claims (the “NJ Carpenters Claims”) arising from the case entitled New Jersey Carpenters Health Fund, et al. v. Residential Capital, LLC, et al., pending in the U.S. District Court for the Southern District of New York (Civ. No. 08-8781 (HB)) (the “Securities Class Action”).
•    Class 2 shall comprise the Private Securities Claims.
2.    The NJ Carpenters Claims shall be settled pursuant to the letter agreement dated on or about May 23, 2013, between the Debtors, the Creditors’ Committee, counsel for the director and officer defendants, counsel for the lead plaintiffs and the class in the Securities Class Action, and any other parties thereto (the “Letter Agreement”), which contemplates a cash payment in the amount of $100 million on account of the NJ Carpenters Claims, in full satisfaction, release, and discharge of their claims. Distributions pursuant to such settlement shall not be subject to the Adjustments.
3.    The Confirmation Order shall enjoin the assertion of any third-party claims, contribution claims, and indemnification claims related to the Securities Class Action against the Settling Defendants (as defined in the Letter Agreement), and claims relating to the Private Securities Claims. The District Court in which the Securities Class Action is pending shall enter an order approving the settlement as set forth in the Letter Agreement and the definitive documents to be executed in connection therewith.
4.    A trust shall be established for the benefit of the holders of the Private Securities Claims (the “Private Securities Claims Trust”) to be funded with Trust Units (such interests, together with any cash received thereon, the “Private Securities Claims Trust Assets”) described above.
5.    The Private Securities Claims Trust shall be administered by a trustee (the “Private Securities Claims Trustee”) who shall administer and distribute the allowed Private Securities Claims Trust Assets to holders of Private Securities Claims in accordance with the trust agreement to be executed by the Private Securities Claims Trustee (the “Private Securities Claims Trust Agreement”).
6.    The Private Securities Claims Trust Agreement, including the terms, methodology, criteria, and procedures for distributing the Private Securities Claims Trust Assets to holders of allowed Private Securities Claims, and appropriate disputed claims reserves, in form and substance reasonably acceptable to the Settling Private Securities Claimants each in their individual capacity, the Debtors, Ally, and the Creditors’ Committee, shall be approved in connection with confirmation of the Plan.
7.    The Plan shall provide that the claims of the Settling Private Securities Claimants shall be fully and finally allowed as non-subordinated unsecured claims against the Private Securities Claims Trust, in the following amounts: AIG shall have an allowed claim of $1.168 billion for voting purposes and $723 million for Private Securities Claims Trust purposes, Allstate shall have an allowed claim of $140 million for voting purposes and $116 million for Private Securities Claims Trust purposes, MassMutual shall have an allowed claim of $218 million for voting purposes and $36 million for Private Securities Claims Trust purposes, and Prudential shall have an allowed claim of $227 million for voting purposes and $147 million for Private Securities Claims Trust purposes. The claims of the other Private Securities Claimants shall be resolved in a similar fashion. For the avoidance of doubt, (i) claims of Private Securities Claimants other than those listed above shall be resolved for settlement purposes in a manner consistent with the resolution of the claims of the Settling Private Securities Claimants, and (ii) in the event that the Plan is not confirmed, such settled allowed claim amounts will have no binding effect.
8.    Each holder of a Private Securities Claim whose claims have not yet been allowed against the Private Securities Claims Trust will be required to complete and deliver to the Debtors with a copy to the Creditors’ Committee and holders of allowed Private Securities Claims (including the Settling Private Securities Claimants), a proof of loss form, evidencing their claims against the Debtors and any non-Debtor third parties (subject to the appropriate confidentiality agreements). Any allowance or stipulation by the Debtors of the amounts of Claims against the Debtors set forth in the proof of loss form (or any other amount on account of such Claims) will be subject to Bankruptcy Court approval after notice and a hearing.
9.    The Private Securities Claims Trust Agreement will establish separate tiers of claims within the Private Securities Claims Trust based upon the nature and status of the claims. The criteria for distinguishing among tiers is designed to estimate contingent and unliquidated Private Securities Claims, solely for purposes of settlement, allowance, and distributions from the Private Securities Claims Trust. In accordance with the Private Securities Claims Trust Agreement, the holder of a Private Securities Claim will be entitled to receive its allocable share of the Private Securities Claims Trust Assets attributable to the claim, with each tier of claims receiving a greater share per dollar relative to the next highest tier. Each Private Securities Claim holder’s distribution will be determined in relation to claims in other tiers in accordance with an agreed upon formula. Following the Private Securities Claims Trustee’s receipt of any distribution pursuant to the Plan, the Private Securities Claims Trustee will distribute an allocable share of the then-available Private Securities Claims Trust Assets attributable to each allowed Private Securities Claim in accordance with the Private Securities Claims Trust Agreement.
10.    For purposes of the Plan, the Private Securities Claims Trust Assets shall be the sole source of recovery for Private Securities Claims.

Borrower Claims Trust
The Plan shall provide for the treatment of the Borrower Claims as follows:
1.    The Plan will establish a Borrower Claims trust (the “Borrower Claims Trust”) for the benefit of the holders of Borrower Claims at each of the Consolidated Debtors which shall be funded in an amount of $57.6 million in Cash (the “Borrower Claims Trust Assets”), subject to adjustment as set forth herein.
2.    The Debtors, the Creditors’ Committee and counsel for the Kessler Class Claimants (“Kessler Counsel”) will confer in good faith regarding allocation of recoveries under the Policies (defined below) relating to the Mitchell class action.
3.    The Debtors will cooperate in good faith with the Consenting Claimants and the Creditors’ Committee in reconciling Borrower Claims prior to the confirmation hearing. The Parties, including the Debtors, the Creditors’ Committee, and the Consenting Claimants, will cooperate in good faith to determine if any adjustments are necessary to adequately fund the Borrower Claims Trust. In the event there is an unresolved dispute among the Debtors, the Creditors’ Committee and any Consenting Claimant regarding the amount necessary to fund the Borrower Claims Trust, such parties will establish a procedure to resolve the dispute in connection with confirmation, including utilization of claims estimation under section 502 of the Bankruptcy Code.
4.    The Borrower Claims Trust will be administered by a trustee (the “Borrower Claims Trustee”), who shall administer and distribute the Borrower Claims Trust Assets for the benefit of holders of the Borrower Claims pursuant to a Borrower Claims trust agreement (the “Borrower Claims Trust Agreement”). Kessler Counsel will recommend one or more candidates for the position of Borrower Claims Trustee subject to consent of the Creditors’ Committee and the Debtors, which consent shall not be unreasonably withheld. The Plan and the Borrower Claims Trust Agreement will provide that allowed Borrower Claims against the Borrower Claims Trust that would otherwise be asserted against one of the Consolidated Debtors shall receive a recovery comparable to recoveries of unsecured creditors at such Consolidated Debtor (excluding, in computing such recovery percentages, recoveries, if any, from the Policies (defined below)). The Cash to be paid to the Borrower Trust will be specified in the Borrower Trust Agreement and such Cash shall equal the Distribution Amount plus any additional amounts necessary to fund the Borrower Claim Trust to comply with the preceding sentence (the “Borrower Trust True-Up”). The Debtors shall keep the Creditors Committee and Kessler Counsel reasonably informed of the efforts to reconcile Borrower Claims to determine the Borrower Trust True-Up. On or before the date that is five (5) business days prior to the last day to object to the Disclosure Statement, the Debtors will (i) inform Kessler Counsel of the proposed approximate amount of the Borrower Trust True-Up, if any, (ii) provide to Kessler Counsel reasonable information and analyses (subject to appropriate confidentiality provisions), excluding information regarding the Kessler Claim and information deemed confidential by the Debtors, that was considered and evaluated in calculating Borrower Trust True- Up, and (iii) use Agreed Efforts to respond to the questions of Kessler Counsel with respect to the basis for and calculation of the Borrower Trust True-Up. Kessler Counsel may, from time to time, in its sole discretion, extend the date for notification of the Borrower Trust True-Up. The sole source of recovery for Borrower Claims shall be from the Borrower Claim Trust Assets and insurance proceeds (but only to the extent such proceeds become available) with respect to those claims that are covered by insurance, as described in paragraph 5 below (if any). Upon confirmation of the Plan, there shall be no recourse against the Debtors for any Borrower Claim irrespective of whether or not there is any insurance recovery.
5.    The rights and obligations of the Borrower Claims Trust, including the rights in General Motors Combined Specialty Insurance Program 12/15/00 – 12/15/03 (the “Policies”) and the processes by which any recovery under the Policies is pursued, paid for, assigned or allocated, will be set forth in a supplement to the Plan, which supplement must be satisfactory to Kessler Counsel, the Debtors and the Creditors’ Committee.
6.    The Borrower Claims Trust Agreement will, among other things, (i) provide participation and qualification criteria for the holders of Borrower Claims to receive their pro rata share of the Borrower Claims Trust Assets, and (ii) provide for the prosecution and settlement of objections to Borrower Claims including those that may have previously been filed by the Debtors or any other party, (iii) establish alternative dispute resolution procedures to resolve any disputed Borrower Claims, inclusive of any counterclaims or offsets in favor of the Debtors, and (iv) be in form and substance reasonably acceptable to the Kessler Class Claimants (acting in their individual capacity), the Debtors, Ally, and the Creditors’ Committee.
7.    The Plan may include a “Convenience Class” for Borrower Claims under the Plan, subject to the reasonable consent of the Creditors’ Committee, the Debtors, Ally and Kessler Counsel.
8.    As contemplated by the Plan Support Agreement, the obligations of the Kessler Class Claimants under the Plan Support Agreement and the Term Sheets are conditioned on (i) reaching agreement with the Debtors and the Creditors’ Committee on or before June 10, 2013 with respect to the allowed amount of the Kessler Class Claim, (ii) reaching written agreement with the Debtors and the Creditors’ Committee on or before June 24, 2013 with respect to other terms of settlement to be embodied in a settlement agreement, (iii) obtaining preliminary Bankruptcy Court approval under Rules 9019 and 7023 of the proposed settlement agreement on or before the date of the hearing on the Disclosure Statement, and (iv) obtaining final approval under Rule 9019 and Rule 7023 of such settlement agreement as part of the Plan confirmation process. For the avoidance of doubt, there presently is no settlement agreement between the Kessler Class Claimants and the Debtors, and nothing in the Term Sheets obligates the Kessler Class Claimants and the Debtors to reach agreement on an allowed amount of the Kessler Class Claim.
9.    To the extent the Kessler Class Claim is settled prior to confirmation, the Kessler Class Claim shall be certified as a class claim and deemed an allowed non-subordinated unsecured Borrower Claim in the agreed-upon claim amount. If a settlement is reached, the allowance of the Kessler Class Claim, including a provision for attorney’s fees (which shall not be in addition to the Kessler Class Claim), shall be approved as part of the Plan confirmation process. If the Kessler Class Claim is not settled within the time frames set forth in the immediately preceding paragraph 8, the absence of such settlement will not prejudice the Kessler Class Claimants’ right to prosecute, or the Debtors’ or any other parties’ right to oppose, the Kessler Class Claimants’ Rule 7023 Motion or any related proceeding.
10.    If any Borrower Claim constitutes, in whole or in part, a Consent Order Borrower Claim, such Borrower Claim amount shall be reduced to the extent paid pursuant to the Consent Order or any settlement of the Debtors’ obligations thereunder, without further order of the Bankruptcy Court.
11.    The Plan shall provide that, to the extent a Borrower recovers insurance proceeds on account of all or some of a Borrower Claim, the Borrower shall return a proportionate amount (such proportionate amount determined by dividing the recovered insurance proceeds by the allowed amount of the Borrower Claim) of any prior distributions from the Borrower Claims Trust Assets made on account of such Borrower Claim to the Borrower’s Claim Trust.

Classification and Treatment of Claims
Administrative Claims
Voting Rights: Unclassified.
Treatment: Unless otherwise agreed to by the holder of an allowed Administrative Claim, or set forth in an order of the Bankruptcy Court, the applicable Debtor or the Liquidation Trust, as applicable, will pay each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) the full unpaid amount of such Claim in Cash: (1) on the Effective Date, or as soon as practicable thereafter (or, if not then due, when such allowed Administrative Claim is due, or as soon as practicable thereafter); (2) if the Administrative Claim is allowed after the Effective Date, on the date such Administrative Claim is allowed, or as soon as practicable thereafter (or, if not then due, when such allowed Administrative Claim is due, or as soon as practicable thereafter); or (3) if the allowed Administrative Claim arises in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

Priority Tax Claims
Voting Rights: Unclassified.
Treatment: Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by any applicable Debtor prior to the Effective Date, the Debtors or the Liquidation Trust, as applicable, will pay such holder of an allowed Priority Tax Claim, in full and final satisfaction, settlement, release, and discharge of such allowed Priority Tax Claim, the full unpaid amount of such allowed Priority Tax Claim in Cash on, or as soon as practicable after, the latest of: (1) the Effective Date; (2) the date such allowed Priority Tax Claim becomes allowed; or (3) in installment payments over a period of time not to exceed five (5) years after the Petition Date, in accordance with Bankruptcy Code section 1129(a)(9)(C); provided that such election will be without prejudice to the Debtor’s right to prepay such allowed Priority Tax Claim in full or in part without penalty.

Claims Against the ResCap Debtors
Class R-1 (Other Priority Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: Except to the extent that a holder of an allowed Other Priority Claim agrees to a different treatment of such claim, in full and final satisfaction of the Other Priority Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim in Class R-1 will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and that are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

Class R-2 (AFI Revolver Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Allowed Claim Amount: The AFI Revolver Claims against the ResCap Debtors will be allowed in the aggregate amount of not less than $747,127,553.38, plus accrued and unpaid post-petition interest at the non-default rate.
Treatment: In full and final satisfaction of the AFI Revolver Claims against the ResCap Debtors, AFI Revolver Claims will be paid in full in Cash on or before the Effective Date and prior to any payment on account of JSN Claims.

Class R-3 (Other Secured Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Other Secured Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, each holder of an allowed Other Secured Claim in Class R-3 will (A) be paid in full in Cash, including any interest, at the non-default rate, required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (B) receive the collateral securing its allowed Other Secured Claim.

Class R-4 (JSN Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the JSN Claims, on or as soon as practicable after the Effective Date, each holder of a JSN Claim in Class R-4 will receive its pro rata share of the JSN Payment.

Class R-5 (Senior Unsecured Notes Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Allowed Claim Amount: The Senior Unsecured Notes Claims shall be allowed against the ResCap Debtors at $1.003 billion.
Treatment: In full and final satisfaction of the Senior Unsecured Notes Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, Wilmington Trust, as indenture trustee to the Senior Unsecured Notes in Class R-5 shall receive its pro rata share of the ResCap Debtors’ Unsecured Distribution.

Class R-6 (Monoline Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: Subject to the treatment of the RMBS Trust Claims for the Insured RMBS Trusts, in full and final satisfaction of the Monoline Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, holders of allowed Monoline Claims in Class R-6 shall receive their pro rata share of the ResCap Debtors’ Unsecured Distribution.

Class R-7 (General Unsecured Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the General Unsecured Claims against the ResCap Debtors, as soon as practicable after the Effective Date, each holder of an allowed General Unsecured Claim in Class R-7 will receive Cash in an amount equal to its pro rata share of the ResCap Debtors’ Unsecured Distribution.

Class R-8 (Borrower Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Borrower Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, holders of allowed Borrower Claims in Class R-8 shall receive their pro rata share of the Borrower Claims Trust Assets.

Class R-9 (Private Securities Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Private Securities Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, holders of allowed Private Securities Claims in Class R-9 shall receive their allocated share of the Private Securities Claims Trust Assets.

Class R-10 (NJ Carpenters Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the NJ Carpenters Claims against the ResCap Debtors, on or as soon as practicable after the Effective Date, the lead plaintiffs, on behalf of holders of NJ Carpenters Claims in Class R-10 shall receive the NJ Carpenters Claims Distribution which will thereafter be distributed pursuant to the plan of allocation to be approved by and under the jurisdiction of the District Court.

Class R-11 (Intercompany Claims)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: On the Effective Date, Intercompany Claims, including any subrogation claims and fraudulent conveyance claims related to the forgiveness of intercompany debt, will be waived, cancelled, and discharged on the Effective Date. Holders of Intercompany Claims will receive no recovery on account of their claims.

Class R-12 (Equity Interests)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: Holders of equity interests in Class R-12 shall receive no recovery on account of such interests and shall be canceled on the Effective Date.

Claims Against the GMACM Debtors
Class GS-1 (Other Priority Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: Except to the extent that a holder of an allowed Other Priority Claim agrees to a different treatment of such claim, in full and final satisfaction of the Other Priority Claims against the GMACM Debtors, on or as soon as practicable after the Effective Date, each holder of an allowed Other Priority Claim in Class GS-1 will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and that are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

Class GS-2 (AFI Revolver Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Allowed Claim Amount: The AFI Revolver Claims against the GMACM Debtors will be allowed in the aggregate amount of not less than $747,127,553.38, plus accrued and unpaid post-petition interest at the non-default rate.
Treatment: In full and final satisfaction of the AFI Revolver Claims against the GMACM Debtors, the AFI Revolver Claims will be paid in full in Cash on or before the Effective Date and prior to any payment on account of JSN Claims.

Class GS-3 (AFI LOC Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Allowed Claim Amount: The AFI LOC Claims in Class GS-3 will be allowed in the aggregate amount of not less than $380,000,000, plus accrued and unpaid post-petition interest at the non-default rate.
Treatment: In full and final satisfaction of the AFI LOC Claims against the GMACM Debtors, the AFI LOC Claims will be paid in full in Cash on or before the Effective Date.

Class GS-4 (Other Secured Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Other Secured Claims against the GMACM Debtors, on or as soon as practicable after the Effective Date, each holder of an allowed Other Secured Claim in Class GS-4 will (A) be paid in full in Cash, including any interest, at the non-default rate, required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (B) receive the collateral securing its allowed Other Secured Claim.

Class GS-5 (JSN Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the JSN Claims, on or as soon as practicable after the Effective Date, each holder of a JSN Claim in Class GS-5 will receive its pro rata share of the JSN Payment.

Class GS-6 (RMBS Trust Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: Subject to the terms of the RMBS Settlement, in full and final satisfaction of the RMBS Trust Claims against the GMACM Debtors, as soon as practicable after the Effective Date, each holder of an Allowed RMBS Trust Claim in Class GS-6 shall receive its pro rata share of the GMACM Debtors’ Unsecured Distribution; provided, that each RMBS Trust reserves the ability to enforce its rights, in the Bankruptcy Court or otherwise, against any Monoline that does not, in the future, perform in accordance with an insurance policy for the benefit of that RMBS Trust, provided, further, however, such pro rata share shall be reallocated in accordance with the RMBS Trust Allocation Protocol.

Class GS-7 (Monoline Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: Subject to the treatment of the RMBS Trust Claims for the Insured RMBS Trusts, in full and final satisfaction of the Monoline Claims against the GMACM Debtors, on or as soon as practicable after the Effective Date, holders of allowed Monoline Claims in Class GS-7 shall receive their pro rata share of the GMACM Debtors’ Unsecured Distribution.

Class GS-8 (General Unsecured Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the General Unsecured Claims against the GMACM Debtors, as soon as practicable after the Effective Date, holders of allowed General Unsecured Claims in Class GS-8 will receive an amount equal to their pro rata share of the GMACM Debtors’ Unsecured Distribution.

Class GS-9 (Borrower Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Borrower Claims against the GMACM Debtors, on or as soon as practicable after the Effective Date, holders of allowed Borrower Claims in Class GS-9 shall receive their pro rata share of the Borrower Claims Trust Assets.

Class GS-10 (Private Securities Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Private Securities Claims against the GMACM Debtors, on or as soon as practicable after the Effective Date, holders of allowed Private Securities Claims in Class GS-10 shall receive their allocated share of the Private Securities Claims Trust Assets.

Class GS- 11 (Intercompany Claims)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: On the Effective Date, Intercompany Claims in Class GS-11, including any subrogation claims and fraudulent conveyance claims related to the forgiveness of intercompany debt, will be waived, cancelled and discharged on the Effective Date. Holders of Intercompany Claims will receive no recovery on account of their claims.

Class GS-12 (Equity Interests)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: Holders of equity interests in Class GS-12 shall receive no recovery on account of such interests and shall be canceled on the Effective Date.

Claims against the RFC Debtors
Class RS-1 (Other Priority Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: Except to the extent that a holder of an allowed Other Priority Claim agrees to a different treatment of such claim, in full and final satisfaction of the Other Priority Claims against the RFC Debtors, on or as soon as practicable after the Effective Date, each holder of an allowed Other Priority Claim in Class RS-1 will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and that are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

Class RS-2 (AFI Revolver Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Allowed Claim Amount: The AFI Revolver Claims against the RFC Debtors will be allowed in the aggregate amount of not less than $747,127,553.38, plus accrued and unpaid post-petition interest at the non-default rate.
Treatment: In full and final satisfaction of the AFI Revolver Claims against the RFC Debtors, the AFI Revolver Claims will be paid in full in Cash on or before the Effective Date and prior to any payment on account of JSN Claims.

Class RS-3 (AFI LOC Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Allowed Claim Amount: The AFI LOC Claims in Class RS-3 will be allowed in the aggregate amount of not less than $380,000,000, plus accrued and unpaid post-petition interest at the non-default rate.
Treatment: In full and final satisfaction of the AFI LOC Claims against the RFC Debtors, the AFI LOC Claims will be paid in full in Cash on or before the Effective Date.

Class RS-4 (Other Secured Claims)
Voting Rights: Unimpaired; deemed to accept and not entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Other Secured Claims against the RFC Debtors, on or as soon as practicable after the Effective Date, each holder of an allowed Other Secured Claim in Class RS-4 will (A) be paid in full in Cash, including any interest, at the non-default rate, required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (B) receive the collateral securing its allowed Other Secured Claim.

Class RS-5 (JSN Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the JSN Claims, on or as soon as practicable after the Effective Date, each holder of a JSN Claim against the RFC Debtors in Class RS-5 will receive its pro rata share of the JSN Payment.

Class RS-6 (RMBS Trust Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: Subject to the terms of the RMBS Settlement, in full and final satisfaction of the RMBS Trust Claims against the RFC Debtors, as soon as practicable after the Effective Date, each holder of an Allowed RMBS Trust Claim in Class RS-6 shall receive its pro rata share of the RFC Debtors’ Unsecured Distribution, provided, however, that each RMBS Trust reserves the ability to enforce its rights, in the Bankruptcy Court or otherwise, against any Monoline that does not, in the future, perform in accordance with an insurance policy for the benefit of that RMBS Trust, provided, further, however, such pro rata share shall be reallocated in accordance with the RMBS Trust Allocation Protocol.

Class RS-7 (Monoline Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: Subject to the treatment of the RMBS Trust Claims for the Insured RMBS Trusts, in full and final satisfaction of the Monoline Claims against the RFC Debtors, on or as soon as reasonably practicable after the Effective Date, holders of allowed Monoline Claims in Class RS-7 shall receive their pro rata share of the RFC Debtors’ Unsecured Distribution.

Class RS-8 (General Unsecured Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the General Unsecured Claims against the RFC Debtors, as soon as practicable after the Effective Date, holders of allowed General Unsecured Claims in Class RS-8 will receive an amount equal to their pro rata share of the RFC Debtors’ Unsecured Distribution.

Class RS-9 (Borrower Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Borrower Claims against the RFC Debtors, on or as soon as reasonably practicable after the Effective Date, holders of allowed Borrower Claims in Class RS-9 shall receive their pro rata share of the Borrower Claims Trust Assets.

Class RS-10 (Private Securities Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the Private Securities Claims against the RFC Debtors, on or as soon as practicable after the Effective Date, holders of allowed Private Securities Claims in Class RS-10 shall receive their allocated share of the Private Securities Claims Trust Assets.

Class RS-11 (NJ Carpenters Claims)
Voting Rights: Impaired; entitled to vote on the Plan.
Treatment: In full and final satisfaction of the NJ Carpenters Claims against the RFC Debtors, on or as soon as practicable after the Effective Date, the lead plaintiffs, on behalf of holders of NJ Carpenters Claims in Class RS-11 shall receive the NJ Carpenters Claims Distribution which will thereafter be distributed pursuant to the plan of allocation to be approved by and under the jurisdiction of the District Court.

Class RS-12 (Intercompany Claims)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: On the Effective Date, Intercompany Claims in Class RS-12, including any subrogation claims and fraudulent conveyance claims related to the forgiveness of intercompany debt, will be waived, cancelled and discharged on the Effective Date. Holders of Intercompany Claims will receive no recovery on account of their claims.

Class RS-13 (Equity Interests)
Voting Rights: Impaired; deemed to reject the Plan.
Treatment: Holders of equity interests in Class RS-13 shall receive no recovery on account of such interests and shall be canceled on the Effective Date.

Other Plan Terms
Tolling of all Statutes of Limitation
Notwithstanding anything to the contrary in the Plan Support Agreement, the Plan Support Agreement shall constitute Ally’s agreement with each of the Debtors, the Creditors Committee and the Consenting Claimants that all statutes of limitation for any Causes of Actions against the Debtors or Ally relating to the Debtors (whether currently pending or tolled) that have not run prior to the date of entry into the Plan Support Agreement shall be tolled until 70-days following the termination of the Plan Support Agreement or the effective date of the Plan.

List of Ally/Debtor Contracts
The Debtors and Ally agree that the Debtors and Ally will continue performing under the contracts set forth in Annex IV, through the Effective Date, provided, however, that nothing herein will be deemed an assumption of these contracts or prejudice the rights of the Debtors or Ally under these contracts, any other contracts between the Debtors and Ally, the Debtors’ secured credit facility with Ally, or applicable law.

Administrative Claims Bar Date
The Plan will establish a deadline for filing requests for payment of administrative expense claims, except with respect to professional fee claims and the fees and expense claims of the RMBS Trustees.

Professional Fees and Expenses
All estate professionals shall provide an estimated budget for professional fees through the Effective Date, and the Plan Proponents will establish an allocation of workload for the preparation of the Definitive Documents by July 3, 2013.
The Plan will establish a professional fee escrow account (the “Professional Fee Escrow Account”) which will be funded by the Debtors or the Liquidation Trust on the Effective Date for the purpose of paying allowed professional claims incurred through the Effective Date, provided that the Debtors’ or the Liquidation Trust’s liability for allowed professional claims will not be deemed limited to the funds available from the Professional Fee Escrow Account. The amount funded to the Professional Fee Escrow Account will be determined by each professional’s estimated fees and expenses to be incurred through the Effective Date, subject to review by the Debtors, the Consenting Claimants and the Creditors Committee.

Executory Contracts and Unexpired Leases	Executory contracts and unexpired leases shall be deemed rejected by the Debtors unless previously assumed by the Debtors or assumed by the Debtors in connection with confirmation of the Plan.
Adjournment of RMBS Litigation
The Debtors, the Creditors’ Committee, Ally, and the Consenting Claimants, as applicable, agree that the hearing on the Debtors Motion Pursuant to Fed. R. Bankr. P. 9019 for Approval of the RMBS Settlement Agreements [Dkt. No. 320] as amended and supplemented (the “RMBS Settlement Motion”), shall be adjourned until the earliest hearing dates available from the Court that are not less than 30 days after the Steering Committee Consenting Claimants or the Talcott Franklin Consenting Claimants terminates the Plan Support Agreement or the Plan Support Agreement is otherwise terminated, and that all pending objections to the RMBS Settlement shall be deemed held in abeyance pending the Effective Date and withdrawn with prejudice upon the Effective Date.
The Plan shall contain a provision which shall constitute approval of the RMBS Settlement, including without limitation, modifications contemplated by the Plan Support Agreement, and the amendments and supplements to the RMBS Settlement Motion. The RMBS Settlement, as modified, shall be approved by the entry of the Confirmation Order.

Claims Asserted Against the Debtors	Annex V includes a list of claims asserted against the Debtors in accordance with that section of the Plan Term Sheet titled “Settlement of Debtors’ Rights to and Under Insurance Policies.”

ANNEX I
Allocation Summary

($ in millions)	Distribution Amount	Allocation Percentages
Adjusted Total Distributable Value	$2,525.0
RMBS Trust Claims Recovery	672.3	28.4%
Monoline Claims Recovery	1,098.8	N/A
MBIA Recovery	796.3	33.6%
FGIC Recovery	206.5	8.7%
Other Monoline Claims Recovery	96.0	4.1%
Senior Unsecured Notes Claims Recovery	351.4	14.8%
General Unsecured Claims Recovery	19.2	0.8%
Private Securities Claims Trust Recovery	225.7	9.5%
Sub-Total Recoveries	$2,367.4	100.0%
Borrowers Claims Trust Recovery	57.6
New Jersey Carpenters Claims Recovery	100.0
Total Recoveries	$2,525.0
The foregoing allocation summary is premised upon the following agreed-upon assumptions:

▪	Assets available for unsecured creditors (including the Ally Contribution of $2, 100 million) will equal $2,525 million, to be realized over time, after payment in full of the JSN Claims.

▪	The JSN Claims will be paid in full.

▪	The Plan will provide that the JSNs are undersecured and not otherwise entitled to post-petition interest.

▪	The Plan will implement a global compromise and settlement of multiple disputed issues, which will be considered by the Bankruptcy Court in connection with confirmation, including that:

◦
Administrative expenses (other than the RMBS Cure Claims) will be allocated among the GMACM Debtors and RFC Debtors, as follows: $98 1.1 million to the GMACM Debtors, and $292.0 million to the RFC Debtors. No administrative expenses will be allocated to the ResCap Debtors.

◦	Intercompany Claims will be disallowed and will not receive any recovery under the Plan.

◦	The GMACM Debtors and the RFC Debtors will waive subrogation claims against the ResCap Debtors.

◦
The Plan will implement a settlement of the amount and allocation of certain liabilities among the Debtors, including: (i) an allocation of the RMBS Trust Claims of $209.8 million to the GMACM Debtors and $7,091.2 million to the RFC Debtors, (iii) an allocation of the Monoline Claims held by FGIC of $337.5 million to the ResCap Debtors, $181.5 million to the GMACM Debtors and $415.0 million to the RFC Debtors, and (iii) allowance of the Monoline Claims held by MBIA in the amount of $719.0 million against the ResCap Debtors, $1,450.0 million against the GMACM Debtors and $1,450.0 against the RFC Debtors. All RMBS Trust Claims against the ResCap Debtors will be waived under the Plan.

◦	An agreed allocation of the JSN Deficiency Claims.

▪
All recoveries are intended to be illustrative and may change materially based on, among other things, amount of claims against the estates, administrative expenses, and the ultimate realized value of non-cash assets.

▪
Notwithstanding the allocation of the RMBS Trust Claims among the Debtors pursuant to this Annex I, distributions to the RMBS Trusts shall be reallocated pursuant to the RMBS Trust Allocation Protocol.

ANNEX II
GOVERNANCE TERM SHEET

Structure
The Liquidation Trust. A Delaware statutory trust will be formed for the purpose of (i) monetizing the estates’ non-Cash assets and distributing Cash to holders of allowed claims; (ii) resolving disputed general unsecured claims and making distributions to claims that become allowed after the Effective Date; and (iii) facilitating the general wind-down of the debtors’ estates following the Effective Date, and managing expenses in connection with the foregoing.
Trust Assets. On the Effective Date, all assets of the Debtors’ estates, including all causes of action not waived, released or compromised in the Plan, will be transferred to the Liquidation Trust, other than certain assets designated to remain with the Debtors.

Board of Trustees and Trust Management
Board. The Liquidation Trust will be managed by a board of trustees which will have overall responsibility for the conduct of the affairs of the Liquidation Trust, including among other things the retention, termination, oversight and compensation of Liquidation Trust management and professionals; the oversight of the liquidation of non-Cash Trust Assets; the resolution of disputed claims and the payment of distributions to holders of allowed claims. The Board will be comprised of five members, with MBIA, FGIC, the RMBS Trustees that are members of the Creditors’ Committee and the Steering Committee Consenting Claimants, jointly, Paulson, and the holders of Private Securities Claims each selecting a member, and such other Board members as agreed to by the Plan Proponents and the Consenting Claimants.
Trust Management. The Liquidation Trust will be managed by personnel with responsibilities as designated by the Board. Management personnel will be initially designated or approved by the Debtors, the Creditors’ Committee, and the Consenting Claimants and thereafter will serve at the discretion of the Board.
Compensation. The compensation of the members of the Board and Trust management will be initially determined by the Debtors, the Creditors’ Committee, and the Consenting Claimants and thereafter by the Board.
Budget. The Liquidation Trust will operate in accordance with an annual budget, which except for the initial Budget will be prepared by the Liquidation Trust management and approved by the Board. The initial Budget will be prepared by management of the Debtors prior to the Effective Date and will be approved by the Creditors’ Committee and the Consenting Claimants and filed as an exhibit or supplement to the Plan.
Cost Reduction Initiatives: The Debtors will cooperate with the Creditors’ Committee and Consenting Claimants to put in place procedures designed to reduce administrative expenses, including without limitation, professional fees, operating expenses, and other costs of administration, incurred or to be incurred, by the estates.

Reporting	Financial Statements/Reporting. The Liquidation Trust will provide sufficient reporting and financial statements to the extent required to make Trust Units freely tradable.
Interests in the Trust
Trust Units. Holders of allowed Trust and Estate Unsecured Claims will receive interests in the Liquidation Trust, in the form of Trust Units, entitling holders to participate in distributions from the Liquidation Trust in accordance with the Plan.
Transferability, etc. It is anticipated that the Trust Units will be transferable and tradable through DTC. In the event necessary to permit trading of the Trust Units, the Liquidation Trust will register and file reports under applicable securities laws.

Other Provisions
Disbursing Agent. To the extent the Board deems advisable, the services of a disbursing agent may be retained by the Liquidation Trust.
Termination. The Trust will terminate as soon as practicable, but in no event later than the fifth anniversary of the Effective Date; provided that the Bankruptcy Court may extend the term of the Liquidation Trust for a finite period as necessary to complete the activities of the Liquidation Trust, provided the Liquidation Trust receives an opinion of counsel or a favorable ruling from the IRS that the extension would not adversely affect the status of the Liquidation Trust as a grantor trust.
Authority. Notwithstanding anything contained herein, the Liquidation Trust shall not have any authority regarding the Borrower Claims Trust and the Private Securities Claims Trust.
Governance Controls. The Liquidation Trust shall contain specific governance control mechanisms including supermajority/minority protections.

ANNEX III
RMBS Trust Allocation Protocol
Based on current determinations of Duff & Phelps (“Duff”), financial advisor to certain of the RMBS Trustees, which determinations are based on financial information provided by the Debtors to Duff on May 22, 2013, subject to any Adjustment, $75.3 million of the pro rata share of the RFC Debtors’ Unsecured Distribution distributed to Class RS-6 shall be combined with the entirety of pro rata share of the GMACM Debtors’ Unsecured Distribution distributed to Class GS-6, and the combined amount shall be referred to as the “GMACM Pool.” The pro rata share of the RFC Debtors’ Unsecured Distribution distributed to Class RS-6 after the reallocation to the GMACM Pool described above is referred to as the “RFC Pool” and the amounts so reallocated will be distributed to the RMBS Trusts, as follows:
First, the RMBS Cure Claim shall be paid in full, with 83% of the RMBS Cure Claim (of $96 million) being paid from the GMACM Pool and 17% being paid from the RFC Pool. The amount of the RMBS Cure Claim of each RMBS trust that has a cure claim will be in the amounts as determined by Duff as previously disclosed to the Institutional Investors, subject to the agreed upon cap of $96 million for all RMBS Cure Claims.
Second, based on Duff’ s current determinations:

(i)	8.7% of the RMBS R+W Claims of the Original Settlement Trusts will be paid from the GMACM Pool, and 91.3% of the RMBS R+W Claims of the Original Settlement Trusts will be paid from the RFC Pool; and

(ii)	19.4% of the RMBS R+W Claims of the Additional Settlement Trusts will be paid from the GMACM Pool, and 80.6% of the RMBS R+W Claims of the Additional Settlement Trusts will be paid from the RFC Pool, and in each case, the distribution within each Pool to each Original Settlement Trusts and the Additional Settlement Trusts shall be allocated in accordance with the determinations of each such RMBS Trusts R+W Claims in accordance with Exhibit B to the Settlement Agreement (attached hereto as Schedule A); provided however, the Insured RMBS Trusts that have made policy claims against their Monoline and have received full payment of such claims as of the Effective Date shall not receive any cash distribution hereunder for their RMBS Trust Claim, but will retain their rights under the Monoline Reservation; provided further, however, the Insured RMBS Trusts that have made policy claims against their Monoline but have not received full payment of such claims as of the Effective Date shall have their pro rata cash distribution calculated by Duff after reduction of their Allowed RMBS Trust Claims to the extent of payments, past and projected, or other consideration including commutation payments, furnished by their Monoline.
All of Duff’s determinations are subject to further review and refinement and the RMBS Trustees will continue to work in good faith and in consultation with the Institutional Investors to agree on the final determination of all of the foregoing determinations. In the event that, notwithstanding such efforts, there remains a dispute between the RMBS Trustees and the Institutional Investors regarding the foregoing, such dispute will be determined by the Court or by such other dispute resolution as mutually agreed upon by the RMBS Trustees and the Institutional Investors.
The RMBS Trustees will continue to work in good faith and in consultation with the Institutional Investors to determine the universe of Additional Settlement Trusts that are entitled to participate in the foregoing distributions and the amount of such Additional Settlement Trusts’ R+W claims. Such determination shall be based upon (a) the number and principal balances of loans for which a Debtor entity is responsible for representation and warranties and (b) Duff’s determination in accordance with Exhibit B of the Settlement Agreement of the claims amounts attributable to each such Additional Settlement Trust. In connection with the foregoing, the RMBS Trustees will make good faith efforts to obtain, from reasonably available sources, documents evidencing the applicable Debtor entities’ contractual obligations for such claims. In the event that, notwithstanding such efforts, there remains a dispute between the RMBS Trustees and the Institutional Investors regarding the foregoing, such dispute will be determined by the Court or by such other dispute resolution as mutually agreed upon by the RMBS Trustees and the Institutional Investors.

Schedule A to Annex III
Exhibit B to the Settlement Agreement

EXHIBIT B
ALLOCATION OF ALLOWED CLAIM
1.    Each Settlement Trust’s Allocated Claim shall be determined solely by the Trustees pursuant to the advice of a qualified financial advisor (the “Expert”), retained in the sole discretion of the Trustees of the Settlement Trusts and upon whose advice the Trustees may conclusively rely, using the methodology set forth below. To the extent that the collateral in any Settlement Trust is divided by the Governing Agreements into groups of loans (“Loan Groups”) so that ordinarily only certain classes of investors benefit from the proceeds of particular Loan Groups, each of those Loan Groups shall be deemed to be separate Settlement Trusts for purposes of the methodology set forth below, and the Allocated Claim of any such Settlement Trust shall be the sum of the claim of all of its constituent Loan Groups. The Expert is to apply the following methodology:
(a)    Each Settlement Trust’s Allocated Claim shall be equal to the Total Claim Amount multiplied by that Settlement Trust’s Claim Share.
(b)    Each Settlement Trust’s Claim Share shall be equal to: the product of that Settlement Trust’s Estimated Losses and that Settlement Trust’s Exception Rate; divided by the sum of each and every Settlement Trust’s product of its Estimated Losses and its Exception Rate.
(i)    The Estimated Losses of each Settlement Trust are the sum of the realized losses and the estimated projected losses, as determined by the Expert.
(ii)    The Exception Rate, as observed in liquidated loans for realized losses and in active loans for projected losses, of each Settlement Trust is a fraction, the denominator of which is the number of loans in the Settlement Trust. The numerator of that fraction shall be determined by the Expert in the following manner: first, all the loans in all of the Settlement Trusts shall be stratified by vintage (e.g. 2006) and product type (e.g. Alt A); second, the Expert shall conduct a review of a sufficiently large sample of loans to determine a statistically significant estimate within each stratum for the ratio (“Stratum Ratio”) of (1) the number of loans in that stratum for which there is a deviation from the applicable guidelines and other requirements in the representations and warranties contained in the Governing Agreements to (2) the total number of loans in that stratum; and third, upon doing so, determining a numerator for each Settlement Trust by making the following calculations: (I) for each stratum in a Settlement Trust, calculate the product of (x) the number of loans in such Settlement Trust in such stratum and (y) such stratum’s Stratum Ratio, and (II) summing the products for each stratum calculated in clause (I).
2.    All distributions from the Estate to an Accepting Trust on account of any Allocated Claim shall be treated as Subsequent Recoveries, as that term is defined in the Governing Agreement for that trust; provided that if the Governing Agreement for a particular Accepting Trust does not include the term “Subsequent Recovery,” the distribution resulting from the Allocated Claim shall be distributed as though it was unscheduled principal available for distribution on that distribution date; provided, however, that should the Bankruptcy Court determine that a different treatment is required to conform the distributions to the requirements of the Governing Agreements, that determination shall govern and shall not constitute a material change to this Settlement Agreement.
3.    Notwithstanding any other provision of any Governing Agreement, the Debtors and all Servicers agree that neither the Master Servicer nor any Subservicer shall be entitled to receive any portion of any distribution resulting from any Allocated Claim for any purpose, including without limitation the satisfaction of any Servicing Advances, it being understood that the Master Servicer’s other entitlements to payments, and to reimbursement or recovery, including of Advances and Servicing Advances, under the terms of the Governing Agreements shall not be affected by this Settlement Agreement except as expressly provided here. To the extent that as a result of the distribution resulting from an Allocated Claim in a particular Accepting Trust a principal payment would become payable to a class of REMIC residual interests, whether on the distribution of the amount resulting from the Allocated Claim or on any subsequent distribution date that is not the final distribution date under the Governing Agreement for such Accepting Trust, such payment shall be maintained in the distribution account and the relevant Trustee shall distribute it on the next distribution date according to the provisions of this section.
4.    In addition, after any distribution resulting from an Allocated Claim pursuant to section 3 above, the relevant Trustee will allocate the amount of the distribution for that Accepting Trust in the reverse order of previously allocated Realized Losses, to increase the Class Certificate Balance, Component Balance, Component Principal Balance, or Note Principal Balance, as applicable, of each class of Certificates or Notes (or Components thereof) (other than any class of REMIC residual interests) to which Realized Losses have been previously allocated, but in each case by not more than the amount of Realized Losses previously allocated to that class of Certificates or Notes (or Components thereof) pursuant to the Governing Agreements. For the avoidance of doubt, for Accepting Trusts for which the Credit Support Depletion Date shall have occurred prior to the allocation of the amount of the Allocable Share in accordance with the immediately preceding sentence, in no event shall the foregoing allocation be deemed to reverse the occurrence of the Credit Support Depletion Date in such Accepting Trusts. Holders of such Certificates or Notes (or Components thereof) will not be entitled to any payment in respect of interest on the amount of such increases for any interest accrual period relating to the distribution date on which such increase occurs or any prior distribution date. Any such increase shall be applied pro rata to the Certificate Balance, Component Balance, Component Principal Balance, or Note Principal Balance of each Certificate or Note of each class. For the avoidance of doubt, this section 4 is intended only to increase Class Certificate Balances, Component Balances, Component Principal Balances, and Note Principal Balances, as provided for herein, and shall not affect any distributions resulting from Allocated Claims provided for in section 3 above.
5.    Nothing in this Settlement Agreement amends or modifies in any way any provisions of any Governing Agreement. To the extent any credit enhancer or financial guarantee insurer receives a distribution on account of the Allowed Claim, such distribution shall be credited at least dollar for dollar against the amount of any claim it files against the Debtor that does not arise under the Governing Agreements.
6.    In no event shall the distribution to an Accepting Trust as a result of any Allocated Claim be deemed to reduce the collateral losses experienced by such Accepting Trust.

ANNEX IV
The agreements, as they may have been amended or modified, under which the Debtors and Ally will perform their obligations through the Effective Date, in each case subject to the terms and conditions of each agreement, consist of:

•	The Intellectual Property Sublicense Agreement between Residential Capital, LLC and GMAC, Inc. (now known as Ally Financial Inc.) dated as of November 30, 2006;

•	The Shared Services Agreement between Ally Financial Inc. and Residential Capital, LLC dated as of May 14, 2012, including all applicable Statements of Work thereunder;

•	The Client Contract and Addendum between Ally Bank and GMAC Mortgage, LLC dated as of November 29, 2011;

•	The Amended and Restated Master Mortgage Loan Purchase and Sale Agreement between Ally Bank and GMAC Mortgage, LLC dated as of May 1, 2012;

•
Stipulation and Order With Respect to (A) the Amended and Restated Master Mortgage Loan Purchase and Sale Agreement By and Between GMAC Mortgage, LLC and Ally Bank and (B) Client Contract Between GMAC Mortgage, LLC and Ally Bank [ECF No. 2632];

•	The Amended and Restated Servicing Agreement between Ally Bank and GMAC Mortgage, LLC dated as of May 7, 2012;

•
Stipulation and Order Reserving Rights With Respect to Debtors’ Motion for Interim and Final Orders Under Bankruptcy Code Sections 105(a) and 363 Authorizing the Debtors to Continue to Perform Under the Ally Bank Servicing Agreement in the Ordinary Course of Business [ECF No. 1420];

•	The Amended and Restated Custodial Agreement between Ally Bank and Residential Capital, LLC to be executed, and all other custodial agreements between the Debtors and Ally Bank;

•	The Pledge and Security Agreement among GMAC Mortgage, LLC, ResCap, Ally Bank, Ally Financial Inc., GMAC Mortgage Group, LLC, and Ally Investment Management LLC dated as of April 25, 2012;

•	The Master Securities Forward Transaction Agreement between Ally Investment Management, LLC and GMAC Mortgage, LLC dated as of April 30, 2012;

•	The Servicer Advance Receivables Factoring Agreement among Ally Commercial Finance LLC, Residential Funding Company, LLC, and GMAC Mortgage, LLC dated as of June 17, 2008; and

•	All other agreements that have been approved by an order of the Bankruptcy Court during the Debtors’ chapter 11 cases.

ANNEX V
A full list of claims asserted against the Debtors can be obtained by contacting:
Jordan Wishnew
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Phone: (212) 336-4328

EXHIBIT C
JOINDER TO THE PLAN SUPPORT AGREEMENT

JOINDER ACKNOWLEDGEMENT
This joinder (this “Joinder”) to the Plan Support Agreement, dated as of May 13, 2013 (the “Agreement”), by and among (i) Residential Capital, LLC (“ResCap”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), (ii) Ally Financial Inc. on its own behalf and on behalf of the AFI Parties, (iii) the Official Committee of Unsecured Creditors as appointed by the Bankruptcy Court (the “Creditors’ Committee”) and (iv) the Consenting Claimants (as defined therein), is made by [____________________] (the “Joining Party”) and is executed and delivered as of [_____________________], 2013. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.
1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Claimant” and a “Supporting Party” for all purposes under the Agreement.
2.    Representations and Warranties. The Joining Party hereby represents that, as of the date hereof (a) it is either (i) the legal and/or beneficial owner of its Claims, if any, (ii) counsel for the putative class with respect to such Claims, if any, or (iii) the investment manager for the legal and beneficial owners of Claims, if any, subject to the Agreement as set forth on its signature page hereto or on an annex thereto, and (b) subject to sections 5.4 and 7.5 of the Agreement, it has full power to vote, dispose of, and compromise such Claims.
3.    Governing Law. This Joinder is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without giving effect to the choice of laws principles thereof.
4.    Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:
To the Joining Party at:
[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL: